Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-220800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Voting Common Stock, par value $0.0001 per share	171,428,571	$0.35	$59,999,999.85	$7,272.00

(1) Excludes the potential issuance of 25,714,285 shares of Common Stock if the underwriter exercises its option to buy additional shares in full.

(2) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 4, 2017)
171,428,571 Shares
GLOBALSTAR, INC.
VOTING COMMON STOCK, PAR VALUE $0.0001
___________________
We are offering 171,428,571 shares of our voting common stock (“Common Stock”).

As required under our Facility Agreement (as hereinafter defined), 80% of the net proceeds from this offering will be deposited into a restricted account that may only be used to pay debt service obligations. We intend to use this amount, together with cash on hand, to fund principal and interest due in December 2018 under our Facility Agreement; the remainder will be used for general corporate purposes. We also expect the proceeds to qualify as an Equity Cure Contribution (as hereinafter defined), allowing us to remain in compliance with the covenants under our Facility Agreement as of December 31, 2018. See “Use of Proceeds.”

Our Common Stock is listed on the New York Stock Exchange American (“NYSE American”) under the symbol “GSAT”. On December 18, 2018, the last reported sale price of our Common Stock on the NYSE American was $0.36 per share.

Pursuant to the Settlement Agreement (as hereinafter defined), we have agreed to conduct an equity offering pursuant to which shares of our Common Stock will be issued at market price (unless otherwise agreed by the settling parties), as measured by the volume-weighted average closing price of our Common Stock during the two (2) business days of trading prior to the pricing of such offering, in an amount recommended by our management of not more than $60,000,000 (excluding the underwriter’s over-allotment option). The Settlement Agreement provides that this offering will be open to all of our qualified and readily identifiable investors on a pro rata basis based on their ownership of our Common Stock. Further, pursuant to the Settlement Agreement, our controlling shareholder, Thermo Funding II, LLC and its affiliates (collectively, “Thermo”), Mudrick Capital Management, L.P. and Warlander Asset Management have agreed to purchase 140,970,321, 14,849,954 and 7,471,153 shares of our Common Stock, respectively, which include shares representing their respective pro rata ownership and backstop commitment, at the public offering price of $0.35 for total settlement amounts of $49.3 million, $5.2 million and $2.6 million, respectively.

Thermo is controlled by James Monroe III, our Executive Chairman. See “Summary-Settlement of Shareholder Litigation” for more information about the Settlement Agreement.
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Investing in our Common Stock involves a high degree of risk. Before investing in our Common Stock, you should read “Risk Factors” beginning on page S-12 of this prospectus supplement, page 8 of the accompanying prospectus, as well as those risks described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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	PER SHARE	TOTAL
Public Offering Price	$0.35	$59,999,999.85
Underwriting Discounts and Commissions (1)	$0.00525	$900,000.00
Proceeds, before expenses, to us	$0.34475	$59,099,999.85
________
(1)     See “Underwriting” beginning on page S-41 of this prospectus supplement for a description of compensation payable to the underwriter.
Delivery of the shares of common stock is expected to be made on or about December 21, 2018. We have granted the underwriter an option for a period of 30 days to purchase an additional 25,714,285 shares of our Common Stock. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $1,035,000, and the total proceeds to us, before expenses, will be $68,999,999.85.
Sole Book-Running Manager
Cantor
Prospectus supplement dated December 19, 2018

TABLE OF CONTENTS
Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus, dated October 4, 2017, are part of a registration statement on Form S-3 (File No. 333-220800), which we refer to as the Registration Statement, that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process, and that was deemed automatically effective on October 4, 2017. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also supplements, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the securities offered hereby. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in the accompanying prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus supplement and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Globalstar,” “we,” “us,” or “our” refer to Globalstar, Inc., a Delaware corporation. References to the underwriter means the underwriter named on the cover of this prospectus supplement.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Be aware that any representations, warranties, covenants or similar provisions contained in agreements filed as an exhibit to documents incorporated by reference herein were made solely for the benefit of the parties to such agreements. In each case, these provisions were specifically negotiated between the parties and, in some cases, are intended chiefly to allocate risk. As such, you should in no case rely on any such provision in deciding whether to invest, as such provisions speak only as of the date given and do not necessarily reflect the current state of our business or financial condition.

The industry and market data contained or incorporated by reference in this prospectus supplement are based either on our management's own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Accordingly, you should be aware that the industry and market data contained or incorporated by reference in this prospectus supplement, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained or incorporated by reference in this prospectus supplement concerning our industry in general or any segment thereof, including information regarding our general expectations and market opportunity, is based on management's estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

S-ii

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering, which you should read carefully before deciding to invest. Neither we nor the underwriter is making any representation to you regarding the legality of an investment in the securities by you under applicable law. Neither we nor the underwriter are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. Neither we nor the underwriter have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor the underwriter are making an offer of the securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-iii

FORWARD-LOOKING INFORMATION

Certain statements contained in or incorporated by reference into this prospectus supplement and accompanying prospectus, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business (including our ability to monetize our spectrum rights), our anticipated capital spending, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes (including regulation related to the use of our spectrum), the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of new products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this prospectus supplement and accompanying prospectus regarding matters that are not historical facts, involve predictions. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those in the section titled “Risk Factors” of this prospectus supplement.
Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC or in any Current Report on Form 8-K. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus supplement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result of these factors, we cannot assure you that the forward-looking statements in this in this prospectus supplement and the accompanying prospectus or documents incorporated by reference herein and therein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus is a part and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

The discussion in this prospectus supplement of plans to seek approval for spectrum in a future band class are forward-looking, are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and are based upon assumptions with respect to future decisions, which are subject to change. There is no assurance that the Company will obtain such approval, seek such approval or even initiate the process for such approval. Nothing in this prospectus supplement should be regarded as a representation that the Company will obtain such approval, seek such approval or even initiate the process for such approval and the Company undertakes no duty to pursue such approval.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as any amendments thereto.

S-iv

SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our Common Stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section in this prospectus supplement, the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. This prospectus supplement and the information incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors described under the “Risk Factors” section and elsewhere in this prospectus supplement. All references in this prospectus supplement to “$” are to U.S. dollars.
The Company
Overview
Mobile Satellite Services Business
Globalstar, Inc. (“we,” “us” or the “Company”) provides Mobile Satellite Services (“MSS”) including voice and data communications services globally via satellite. By providing wireless communications services in areas not served or underserved by terrestrial wireless and wireline networks and in circumstances where terrestrial networks are not operational due to natural or man-made disasters, we seek to meet our customers’ increasing desire for connectivity. We offer voice and data communication services over our network of in-orbit satellites and our active ground stations (“gateways”), which we refer to collectively as the Globalstar System.
We currently provide the following communications services via satellite. These services are available only with equipment designed to work on our network:

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two-way voice communication and data transmissions using mobile or fixed devices, including our GSP-1700 phone, our Globalstar 9600TM hotspot, two generations of our Sat-Fi, and other fixed and data-only devices ("Duplex");

•
one-way or two-way communication and data transmissions using mobile devices, including our SPOT family of products, such as SPOT XTM, SPOT Gen3 and Trace, that transmit messages and the location of the device ("SPOT"); and

•
one-way data transmissions using a mobile or fixed device that transmits its location and other information to a central monitoring station, including our commercial Simplex products, such as our battery- and solar-powered SmartOne, STX-3 and STINGR ("Simplex").

Our constellation of Low Earth Orbit ("LEO") satellites includes second-generation satellites, which were launched and placed into service during the years 2010 through 2013 after a $1.1 billion investment, and certain first-generation satellites. We designed our second-generation satellites to last twice as long in space, have 40% greater capacity and be built at a significantly lower cost compared to our first-generation satellites. We achieved this longer life by increasing the solar array and battery capacity, using a larger fuel tank, adding redundancy for key satellite equipment, and improving radiation specifications and additional lot level testing for all susceptible electronic components, in order to account for the accumulated dosage of radiation encountered during a 15-year mission at the operational altitude of the satellites. The second-generation satellites use passive S-band antennas on the body of the spacecraft providing additional shielding for the active amplifiers which are located inside the spacecraft, unlike the first-generation amplifiers that were located on the outside as part of the active antenna array. Each satellite has a high degree of on-board subsystem redundancy, an on-board fault detection system and isolation and recovery for safe and quick risk mitigation.
Due to the specific design of the Globalstar System (and based on customer input), we believe that our voice quality is one of the best among our peer group. We define a successful level of service for our customers by their ability to make uninterrupted calls of average duration for a system-wide average number of minutes per month. Our goal is to provide service levels and call success rates equal to or better than our MSS competitors so our products and services are attractive to potential customers. We define voice quality as the ability to easily hear, recognize and understand callers with imperceptible delay in the transmission. By this measure, we believe that our system outperforms geostationary (“GEO”) satellites used by some of our competitors. Due to the difference in signal travel distance, GEO satellite signals must travel approximately 42,000 additional nautical miles, which introduces considerable delay and signal degradation to GEO calls. For our competitors using cross-linked satellite architectures, which require multiple inter-satellite connections to complete a call, signal degradation and delay can result in compromised call quality as compared to that experienced over the Globalstar System.

We designed our second-generation ground network, when combined with our next-generation products, to provide our customers with enhanced future services featuring initial services up to 72 kbps as well as increased capacity. The second-generation ground network is an Internet protocol multimedia subsystem ("IMS") based solution providing such industry standard services as voice, Internet, email and short message services ("SMS").
We compete aggressively on price. We offer a range of price-competitive products to the industrial, governmental and consumer markets. We expect to retain our position as a cost-effective, high quality leader in the MSS industry. Our next-generation products recently released include Duplex, SPOT and Simplex products, which are described below:

•	Sat-Fi2™

We launched Sat-Fi2TM to our customers in April 2018. Like the original Sat-Fi, the next-generation Sat-Fi is designed to allow customers with Wi-Fi enabled smartphones, laptops and tablets to send and receive voice and data communications via the Globalstar network when traveling beyond cellular service, and is the first product to operate using our second-generation ground infrastructure, resulting in higher data speeds, enhanced capacity and improved performance.

•	SPOT X™

In May 2018, we launched our newest SPOT device, SPOT XTM, which has a new keyboard functionality to allow subscribers to send and receive SMS messages along with improved tracking and SOS functions that will continue to appeal to consumers.

•	SmartOne Solar™

We are working with third party technology providers to develop IoT-focused Simplex products to connect into existing and new users and accelerate deployment of a Globalstar IoT product suite. Launched in March 2018, our SmartOne Solar™ device is the first of these IoT-focused products. It is solar-powered and supports larger and more frequent data transmission capabilities to enable a longer field life than existing devices. Solar-powered devices are expected to take advantage of our network's ability to support over 10 billion transmissions daily assuming an average message size of 90 characters. We expect to also develop machine-to-machine ("M2M") products that support two-way communications allowing for both tracking and control of assets in our coverage footprint.
Additionally, we continue to explore opportunities to develop new products and provide new services over our network to meet the needs of our existing and prospective customers. Included below are certain key initiatives that are underway and expected to expand our satellite communications business by effectively leveraging our network capabilities and distribution relationships.
•Connected Car / Automotive
We are in the process of developing a two-way emergency messaging and tracking device for the automotive market. This device is expected to increase coverage and reliability for eCall, roadside assistance, vehicle tracking and telemetry. Additionally, the device is expected to pull data from vehicles for remote diagnostics, condition-based maintenance and preventative analytics.

•Maritime Industry
We are in the process of developing a derivative of Sat-Fi2TM specifically designed for the maritime industry. This product is expected to be enclosed in a protective dome in order to withstand maritime conditions and include an enhanced, commercial grade antenna and shipboard networking connectivity.
•Mobile Wearable Trackers
We are in the process of developing a satellite-based wearable tracking device that will not require user-provided infrastructure. This device is expected to leverage the ASIC chipset architecture and track various mobile assets. Newest technologies allow for a low-cost bill of materials with the potential of expanding the addressable market of the next-generation tracking solutions.

Our satellite communications business, by providing critical mobile communications to our subscribers, serves principally the following markets: recreation and personal; government; public safety and disaster relief; oil and gas; maritime and fishing; natural resources, mining and forestry; construction; utilities; and transportation.
Our products and services are sold through a variety of independent agents, dealers and resellers, and independent gateway operators ("IGOs"). We also have distribution relationships with a number of “Big Box” and other distribution channels.
Licensed Spectrum Overview
We have access to a world-wide allocation of radio frequency spectrum through the international radio frequency tables administered by the International Telecommunications Union ("ITU"). We believe access to this global spectrum enables us to design satellites, networks and terrestrial infrastructure enhancements more cost effectively because the products and services can be deployed and sold worldwide. In addition, this broad spectrum assignment enhances our ability to capitalize on existing and emerging wireless and broadband applications.
In the United States, the Federal Communications Commission ("FCC") has authorized us to operate our first-generation satellites in 25.225 MHz of radio spectrum comprising two blocks of non-contiguous radio frequencies in the 1.6/2.4 GHz band commonly referred to as the "Big LEO" Spectrum Band. We licensed and registered our second-generation satellites in France. We also obtained all authorizations necessary from the FCC to operate our domestic gateways with our second-generation satellites.
Terrestrial Authority for Globalstar’s Licensed 2.4GHz Spectrum
In December 2016, the FCC unanimously adopted a Report and Order permitting us to provide terrestrial broadband services over 11.5 MHz of our licensed Mobile Satellite Services spectrum at 2483.5 to 2495 MHz, throughout the United States of America and its Territories. This authorization covers population ("POPs") of approximately 320 million people, representing 3.7 billion MHz POPs. As provided in that Report and Order, we filed applications to modify our existing MSS licenses in April 2017 in order to obtain the terrestrial authorization permitted in the Report and Order. The FCC placed our applications on public notice in May with a comment cycle that ended in July 2017. In August 2017, the FCC granted Globalstar's MSS license modification application and granted Globalstar authority to provide terrestrial broadband services over its satellite spectrum. The FCC modified Globalstar's space station authorization to include a terrestrial low-power network using authorized Big LEO mobile-satellite service spectrum. We will need to comply with certain conditions in order to provide terrestrial broadband service under our MSS licenses, including obtaining FCC certifications for our equipment that will utilize this spectrum authority. We believe our MSS spectrum position provides potential for harmonized terrestrial authority across many international regulatory domains. We are seeking similar approvals in various additional international jurisdictions. We expect this global effort to continue for the foreseeable future while we seek the international harmonization of this 16.5 MHz band for terrestrial mobile broadband services.

We expect our terrestrial authority will allow future partners to develop high-density dedicated small cell networks using the TD-LTE protocol, eliminating the need for paired spectrum. We believe that our dedicated small cell offering has competitive advantages over other conventional commercial spectrum allocations. Such other allocations must meet minimum population coverage requirements, which effectively prohibit the exclusive use of most carrier spectrum for dedicated small cell deployment, while attempting to use such spectrum simultaneously for macro and small cell deployments is substantially less efficient. In addition, low frequency carrier spectrum is not physically well suited to high-density small cell topologies, and mmWave spectrum is sub-optimal given range and attenuation limitations. We believe that our licensed 2.4 GHz band holds physical, regulatory, and ecosystem qualities that distinguish it from other current and anticipated allocations, and that it is well positioned to balance favorable range, capacity and attenuation characteristics. We have been working to obtain standardization approval of our 2.4 GHz terrestrial spectrum to create a new defined band class, Band 53, from the Third Generation Partnership Project (3GPP). In December 2018, this approval was granted, allowing Band 53 to be utilized in the U.S. as a standalone resource providing a pathway for our terrestrial spectrum to be integrated into handset and infrastructure ecosystems.

Our Corporate Information
In 2004, we completed the acquisition of the business and assets of Globalstar, L.P. Thermo Capital Partners LLC, which owns and operates companies in diverse business sectors and is referred to in this prospectus supplement, together with its affiliates, as “Thermo,” became our principal owner in this transaction. Thermo has invested over $650 million in us since 2004. We were formed as a Delaware limited liability company in November 2003 and were converted into a Delaware corporation in March 2006.

Our principal executive offices are located at 300 Holiday Square Blvd., Covington, Louisiana 70433 and our telephone number is (985) 335-1500. Our website address is www.globalstar.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.
Settlement of Shareholder Litigation
As previously disclosed, on September 25, 2018, a shareholder action was filed against the Company, members of the Board of Directors, Thermo Companies, Inc., and certain members of Globalstar management in the Court of Chancery of the State of Delaware, captioned Mudrick Capital Management, LP, et al. v. Monroe, et al., C.A. No. 2018-0699-TMR (the "Action").

On December 14, 2018, all parties to the Action, including plaintiffs Mudrick Capital Management, L.P. (“Mudrick Capital”) and Warlander Asset Management (“Warlander”, and, together with Mudrick Capital, the “Plaintiffs”), entered into a settlement agreement (the “Settlement Agreement”). The material provisions of the Settlement Agreement are described below.

•	The Plaintiffs have agreed to release and dismiss with prejudice all claims in the Action.

•
We have agreed to conduct an equity offering pursuant to which shares of our Common Stock will be sold to investors at market price (unless otherwise agreed by the settling parties), as measured by the volume-weighted average closing price of our Common Stock during the two (2) business days of trading prior to the pricing of such offering), in an amount of not more than $60,000,000 (excluding the underwriter’s over-allotment option), that is open to all the qualified and readily identifiable holders of our Common Stock on a pro rata basis based on their ownership (such offering, the “Financing”).

•
Each of the Plaintiffs and Thermo have agreed to support the Financing by (i) committing to purchase, upon the signing of the Settlement Agreement, their pro rata share of the financing, on equal terms and based on their respective ownership of our outstanding shares (5.6% for Mudrick Capital, 2.8% for Warlander and 53.0% for Thermo) and (ii) upon signing the Settlement Agreement, providing a backstop commitment to purchase the shares offered to persons other than the Plaintiffs and Thermo but not purchased by such persons, on a pro rata basis based on their current respective ownership of our outstanding shares (9.1% for Mudrick Capital, 4.6% for Warlander and 86.3% for Thermo).

•
We have agreed to amend our Certificate of Incorporation and Bylaws to provide that, so long as Thermo and its affiliates beneficially own at least 45% of our outstanding Common Stock, two of the seven members of our Board of Directors (the “Minority Directors”) will be elected by the vote of a plurality of the holders of our Common Stock other than Thermo and its affiliates (the “Independent Stockholders”).

•
The initial Minority Directors, Ben Wolff and Keith Cowan, have been designated by the Plaintiffs. Mr. Wolff serves as the Chairman and CEO of Sarcos Robotics, a global leader in mobile, dexterous, tele-operated robots. Mr. Wolff served from 2009 to 2014 as Chief Executive Officer, President and Chairman at satellite communications firm ICO Global Communications which was subsequently renamed Pendrell Corp. Mr. Cowan has served as the Chief Executive Officer of Cowan Consulting Corporation LLC since January 2013. From July 2007 to January 2013, Mr. Cowan was the President of Strategic Planning and Corporate Initiatives at Sprint Corporation.

•
The parties have agreed that Michael Lovett will be appointed to the Board as an independent director and Tim Taylor will be appointed to the Board as a director. Since October 2012, Mr. Lovett has served as managing partner of Eagle River Partners LLC, a privately held investment and advisory company. Until April 2012, Mr. Lovett served as the CEO and President of Charter Communications. Previously he was COO and joined Charter in August 2003 as Senior Vice President of Operations. Mr. Taylor is our Vice President, Finance, Business Operations and Strategy and is a Vice President of The Thermo Companies. Before joining Globalstar in 2010, Mr. Taylor was an Associate in the Mergers & Acquisitions Group at Brown Brothers Harriman.

•	One of the Minority Directors will be appointed to our Compensation Committee and one of the Minority Directors will be appointed to our Nominating & Corporate Governance Committee.

•
To permit the addition to the Board of Mr. Wolff, Mr. Cowan, Mr. Lovett and Mr. Taylor, four of our current directors, John Kneuer, J. Patrick McIntyre, Richard Roberts and Kenneth Young (the “Resigning Directors”) have volunteered to step down or retire, as applicable, from their positions on our Board of Directors. Following such resignations, all unvested Company equity awards previously granted to the Resigning Directors will vest.

•
We have agreed to amend our Certificate of Incorporation and Bylaws to provide that so long as Thermo and its affiliates beneficially own at least 45% of our Common Stock, subject to certain exceptions, approval by a majority of shares held by Independent Stockholders is required for any related-party transaction with a value of $5 million or more between the Company and Thermo and its affiliates.

•
We have also agreed to amend our Certificate of Incorporation and Bylaws to provide that so long as Thermo and its affiliates beneficially own at least 45% of our outstanding Common Stock, we will maintain a strategic review committee of our Board of Directors (the “Strategic Review Committee”). The Strategic Review Committee will consist of the two then-serving Minority Directors and two independent directors appointed by the then-serving Board; provided, however, that, subject to the Minority Directors’ right to remove him with or without cause, Mr. Taylor will initially be a member of the Strategic Review Committee. The other initial members of the Strategic Review Committee will be Mr. Wolff, Mr. Cowen and Mr. Hasler.

•
To the extent permitted by applicable law, the Strategic Review Committee will have exclusive responsibility for the oversight, review and approval of (i) subject to certain exceptions, any acquisition by Thermo and its affiliates of additional newly-issued securities of the Company; (ii) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (iii) any sale or transfer of a material amount of assets of Company or any sale or transfer of assets of any of its subsidiaries which are material to the Company; (iv) any further change in the Board, including any plans or proposals to change the number or term of directors (provided that only elections of Minority Directors shall be within the authority of the Strategic Review Committee); (v) subject to certain exceptions, any material change in the present capitalization or dividend policy of the Company; (vi) any other material changes in the Company’s lines of business or corporate structure; and (vii) subject to certain exceptions, any transaction between the Company and Thermo and its affiliates with a value in excess of $250,000. The approval of any of the foregoing transactions will require the vote of at least three members of the Strategic Review Committee.

•
Thermo has agreed that it will convert all its outstanding subordinated debt to equity at the contractual conversion price within five business days after any of the following events: (i) the refinancing of 85% or more of our bank debt; (ii) extension of the maturity of all of our bank debt of two years or more; (iii) a refinancing of at least $150 million of our bank debt with a minimum two year extension on the remaining balance, or (iii) an amortization holiday or holidays pursuant to which we are relieved of the obligation to make principal payments on our bank debt for two years or longer.

•
An agreement that, upon execution of the Settlement Agreement, the Company will publicly issue a press release disclosing the principal terms of the settlement and stating that it is anticipated that the first order of business of the Strategic Review Committee will be to assess financing options for the Company’s balance sheet.

•
An agreement that the Plaintiffs reserve the right to make a petition to the Court for an award of attorneys’ fees and expenses; however, any award to Plaintiffs’ counsel for fees and expenses shall be determined by the court of the State of Delaware.

The effectiveness of the Settlement Agreement is subject to satisfaction of reasonable due diligence by the Plaintiffs, as well as approval by the Court of Chancery of the State of Delaware.

The Offering

Common Stock Offered by Globalstar	171,428,571 shares
Common Stock Outstanding after this Offering (1)	1,437,050,859 shares, or 1,462,765,144 shares if the underwriter's option to purchase additional shares is exercised in full
Underwriter's Option to Purchase Additional Shares
The underwriter has the option to purchase 25,714,285 additional shares of our Common Stock, which it may exercise, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Insider Participation
Pursuant to the Settlement Agreement, our controlling shareholder, Thermo, and Mudrick Capital and Warlander have agreed to purchase 140,970,321, 14,849,954 and 7,471,153 shares of our Common Stock, respectively, which include shares representing their respective pro rata ownership and backstop commitment at the public offering price for total settlement amounts of $49.3 million, $5.2 million and $2.6 million, respectively. Thermo is controlled by James Monroe III, our Executive Chairman. Following such an investment, Thermo, Mudrick Capital and Warlander will beneficially own approximately 56.5%, 6.0% and 3.0%, respectively, if the underwriter does not exercise its option to purchase additional shares, compared to 53.0%, 5.6% and 2.8%, respectively, before the offering.

NYSE American Symbol	GSAT
Risk Factors
Investing in our Common Stock involves a high degree of risk. You should carefully consider the information set forth in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” and the risk factors set forth under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as well as the other information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding whether to invest in our Common Stock.

Use of Proceeds
We estimate that the net proceeds to us from the offering will be approximately $58.9 million (or approximately $67.8 million if the underwriter exercises its option to purchase additional shares in full), after deducting underwriting discounts and commissions and our estimated offering expenses payable by us. As required under our Facility Agreement (as hereinafter defined), 80% of the net proceeds from this offering will be deposited into a restricted account that may only be used to pay debt service obligations. We intend to use this amount, together with cash on hand, to fund principal and interest due in December 2018 under our Facility Agreement; the remainder will be used for general corporate purposes. We also expect the proceeds to qualify as an Equity Cure Contribution, allowing us to remain in compliance with the covenants under our Facility Agreement as of December 31, 2018. See “Use of Proceeds” on page S-33 of this prospectus supplement.

(1) Based on 1.27 billion shares outstanding as of September 30, 2018. Excludes the following as of September 30, 2018: (i) 2.3 million shares reserved for issuance under our 2006 Equity Incentive Plan, and (ii) 1.9 million shares issuable upon conversion of our 8.00% convertible senior notes issued in 2013 (the “8.00% Senior Notes”) and 159.0 million shares issuable upon conversion of our Thermo Loan Agreement (assuming all holders thereof opt to convert), which can be converted at the holders’ option thereof into Common Stock at a price of $0.73 (as adjusted to $0.69 following this offering based on the terms in the respective indentures) per share of Common Stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
The following tables present our summary selected consolidated financial information and other data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Form 10-K for the year ended December 31, 2017 and in our subsequent reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018, and September 30, 2018, each of which is incorporated by reference herein. The consolidated statements of operation data for the years ended December 2017, 2016 and 2015 and the balance sheet data as of December 31, 2017 and 2016 are derived from the audited consolidated financial statements in our Form 10-K for the year ended December 31, 2017 incorporated by reference herein, and the balance sheet data as of December 31, 2015 is derived from the audited consolidated financial statements in our Form 10-K for the year ended December 31, 2016 not incorporated by reference herein. The unaudited consolidated statement of operations data for the nine months ended September 30, 2018 and 2017 and the unaudited balance sheet data as of September 30, 2018 are derived from the unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 incorporated by reference herein, and the unaudited balance sheet data as of September 30, 2017 derived from the unaudited consolidated financial statement in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 not incorporated by reference herein. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of our results of operations, financial position and cash flows for the periods presented. The historical results presented below are not necessarily indicative of financial results to be achieved by us in the future.

Consolidated Statement of Operations	Nine Months Ended
(in thousands, except per share data)	September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)	(unaudited)
Revenue:
Service revenue	$83,903	$71,851	$98,473	$83,069	$74,124
Subscriber equipment sales	14,264	11,382	14,187	13,792	16,366
Total revenue	98,167	83,233	112,660	96,861	90,490
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	27,984	27,325	37,022	31,908	30,615
Cost of subscriber equipment sales	10,768	7,779	9,944	9,907	11,814
Cost of subscriber equipment sales - reduction in the value of inventory	—	—	843	—	—
Marketing, general and administrative (1)	42,280	28,436	39,099	40,982	37,418
Revision to contract termination charge	(20,478)	—	—	—	—
Reduction in the value of long-lived assets	—	—	17,040	350	—
Depreciation, amortization and accretion	66,585	57,984	77,498	77,390	77,247
Total operating expenses	127,139	121,524	181,446	160,537	157,094
Operating loss	(28,972)	(38,291)	(68,786)	(63,676)	(66,604)
Other income (expense):
Loss on extinguishment of debt	—	(6,306)	(6,306)	—	(2,254)
Gain (loss) on equity issuance	—	2,670	2,670	2,400	(6,663)
Interest income and expense, net of amounts capitalized	(31,016)	(26,632)	(34,771)	(35,952)	(35,854)
Derivative gain (loss)	145,944	4,933	21,182	(41,531)	181,860
Gain on legal settlement	6,779	—	—	—	—
Other (1)	(2,682)	(2,654)	(2,873)	(430)	3,229
Total other income (expense)	119,025	(27,989)	(20,098)	(75,513)	140,318
Income (loss) before income taxes	90,053	(66,280)	(88,884)	(139,189)	73,714
Income tax expense (benefit)	116	209	190	(6,543)	1,392
Net income (loss)	$89,937	$(66,489)	$(89,074)	$(132,646)	$72,322
Net income (loss) per common share:
Basic	$0.07	$(0.06)	$(0.08)	$(0.12)	$0.07
Diluted	0.07	(0.06)	(0.08)	(0.12)	0.07
Weighted-average shares outstanding:
Basic	1,263,416	1,137,854	1,166,581	1,064,443	1,020,149
Diluted	1,448,920	1,137,854	1,166,581	1,064,443	1,230,394
Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$19,768	$16,628	$13,857	$8,813	$2,162
Net cash used in investing activities	(13,181)	(13,569)	(20,776)	(24,551)	(33,478)
Net cash provided by (used in) financing activities	(38,538)	2,739	63,790	18,502	33,276
Consolidated Balance Sheet Data (at period end):
Total assets (2)	$1,057,821	$1,107,808	$1,129,265	$1,132,614	$1,175,015
Total liabilities (2)	665,721	910,766	838,041	970,795	937,884
Total debt	495,347	560,996	513,866	576,279	581,121
Total stockholder's equity	392,100	197,042	291,224	161,819	237,131
Other Data
Adjusted EBITDA (3)	$30,847	$23,453	$32,189	$20,522	$14,084
______________

(1)
We adopted the provisions of ASU No. 2017-07, Compensation-Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, on January 1, 2018. ASU 2017-07 requires sponsors of benefit plans to present the service cost component of net periodic benefit cost in the same income statement line or items as other employee costs and present the remaining components of net periodic benefit cost in one or more separate line items outside of income from operations. As a result of the retrospective adoption of this standard, for the nine months ended September 30, 2017, the Company reclassified $0.2 million from marketing, general and administrative expense to other income (expense). The Company did not retrospectively restate annual periods ended December 31, 2017, 2016 or 2015 in the table above, but intends to do so in its next Annual Report on Form 10-K.

(2)
We adopted the provisions of ASU No. 2015-03, Interest—Imputation of Interest—Simplifying the Presentation of Debt Issuance Costs, during the quarter ended March 31, 2016. ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the consolidated balance sheets as a reduction in the carrying amount of the related debt liability, consistent with unamortized debt discounts. In preparing our financial statements for fiscal year ended December 31, 2016, we also retroactively applied the provisions of ASU No. 2015-03 to the comparative balance sheet as of December 31, 2015, which resulted in a deduction from long-term debt as of December 31, 2015 of $57.9 million of deferred financing costs previously reported as assets. For additional information regarding the impact of ASU 2015-03 on the Company's consolidated financial statements, see Note 3 to our audited financial statements in our Annual Report on Form 10-K for fiscal year ended December 31, 2016 incorporated by reference herein.

(3)	Non-GAAP Financial Measures

We use Adjusted EBITDA as a supplemental measurement of our operating performance. We believe it best reflects changes across time in our performance, including the effects of pricing, cost control and other operational decisions. Our management uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget. We believe that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated below, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of our operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, our management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance. In connection with the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, the Company has not recast Adjusted EBITDA in prior periods.

EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other significant non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies. In light of SEC guidance issued in May 2016 on the use of non-GAAP measures, we recast Adjusted EBITDA for the years ended December 31, 2015 and 2014.

	Nine Months Ended
(in thousands)	September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)	(unaudited)
Net income (loss)	$89,937	$(66,489)	$(89,074)	$(132,646)	$72,322
Interest income and expense, net	31,016	26,632	34,771	35,952	35,854
Derivative (gain) loss	(145,944)	(4,933)	(21,182)	41,531	(181,860)
Income tax expense (benefit)	116	209	190	(6,543)	1,392
Depreciation, amortization, and accretion	66,585	57,984	77,498	77,390	77,247
EBITDA	41,710	13,403	2,203	15,684	4,955
Reduction in the value of inventory (1)	—	—	843	—	—
Reduction in the value of long-lived assets (2)	—	—	17,040	—	—
Reduction in the value of spectrum license asset (3)	—	—	—	350	—
Non-cash compensation (4)	4,561	3,974	5,594	5,364	3,441
Foreign exchange and other (5)	2,487	2,202	2,635	430	(3,229)
Loss on extinguishment of debt (6)	—	6,306	6,306	—	2,254
Brazil litigation settlement paid in stock (7)	—	—	—	1,094	—
Debt modification third party fees (8)	—	238	238	—	—
(Gain) loss on equity issuance (9)	—	(2,670)	(2,670)	(2,400)	6,663
Merger-related costs (10)	6,994	—	—	—	—
Shareholder litigation costs (11)	2,352	—	—	—	—
Revision to contract termination charge (12)	(20,478)	—	—	—	—
Gain on legal settlement (13)	(6,779)	—	—	—	—
Adjusted EBITDA	$30,847	$23,453	$32,189	$20,522	$14,084

(1)
During the year ended December 31, 2017, we wrote down the value of inventory due to changes in the net realizable value of certain products, particularly in international locations, compared to their carrying value, as well as for a reduction in the value of prepaid inventory due to design change for products under development.

(2)
Pursuant to the Amended and Restated Contract for the construction of Globalstar Satellites for the Second Generation Constellation between us and Thales Alenia Space France ("Thales"), dated and executed in June 2009, we paid €12 million in purchase price plus an additional €3.1 million in procurement costs for the prepaid long-lead items ("LLI") to be procured by Thales on our behalf. The LLI were to be used in the construction of the Phase 3 satellites. We believe we own the LLI and that title to the LLI transferred to us upon payment. Thales asserts that the LLI belong to Thales and that Thales has no obligation to turn over possession of the LLI to us. As such, during the year ended December 31, 2017, we recorded a reduction in the carrying value of these LLI to reflect the fair value that is probable of being recovered from these assets.

(3)
During the year ended December 31, 2016, we recorded a reduction in the carrying value of certain spectrum assets associated with our efforts related to our petition to the FCC to use our licensed MSS spectrum to provide terrestrial wireless services. In November 2016, we revised our original proposal to the FCC to request terrestrial use of only 11.5 MHz of our licensed spectrum in the 2.4 GHz band and as such, recorded an impairment related to the portion of efforts specific to our original proposed rules.

(4)
Non-cash compensation primarily represents a) compensation expense associated with the grant of incentive and nonstatutory stock options, restricted stock awards, restricted stock units, and other stock based awards under our 2006 Equity Plan, b) compensation expense associated with an annual bonus plan paid in the form of Globalstar Common Stock, c) compensation expense related to an estimate of the fair value of our employee stock purchase plan, and d) non-cash expenses related to services provided by certain executives of Thermo, which are accounted for as a contribution to capital.

(5)
Foreign exchange and other represents primarily foreign currency gains and losses recognized during the respective periods given the financial statement items we have denominated in foreign currencies, including primarily the Brazilian real, euro and Canadian dollar.

(6)
Loss on extinguishment of debt is a non-cash charge related to conversions of our 8.00% Senior Notes. The fair value of the shares issued upon conversion exceeded the derivative liability and principal amount written off due to the conversions, resulting in a loss on extinguishment of debt.

(7)	Reflects a payment made in Common Stock in connection with the settlement of litigation related to our Brazilian subsidiary in October 2016.

(8)	Reflects payments to external advisors in connection with the June 2017 amendment to the Facility Agreement.

(9)
Gains and losses on equity issuances are driven primarily by downside protection features included in certain of our contracts relating to the payment of consideration with Common Stock in lieu of cash.

(10)
Merger-related costs represent fees paid to external advisors, including legal, audit and other consulting services, related to the Agreement and Plan of Merger with GBS Acquisitions, Inc., Thermo Acquisitions, Inc., and Thermo Development, Inc. dated April 24, 2018, which has since been terminated.

(11)
Shareholder litigation costs represent legal and other adviser costs resulting from the Action (described in the "Settlement of Shareholder Litigation" section of this filing) and Books and Records Matters (described in the "Risk Factors" section of this filing).

(12)
In May 2018, the statute of limitations for Thales Alenia Space ("Thales") to enforce an arbitration award pursuant to the Federal Arbitration Act expired. Accordingly, we believe that payment of the contract termination charge is not probable and removed the associated liability from our balance sheet, resulting in a reduction in operating expenses.

(13)
In May 2018, we concluded settlement of a business economic loss claim in which we will receive proceeds of $7.4 million, net of legal fees. The cash proceeds are expected to be received in equal installments in January 2019 and 2020. We recorded the net present value of such proceeds, $6.8 million, as other income in our statement of operations during the second quarter of 2018.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before you make a decision to invest in our securities, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 23, 2018, and is incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, and the information and documents incorporated by reference. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Common Stock to decline and you may lose part or all of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition.
Risks Related to Our Business
The implementation of our business plan and our ability to generate income from operations assume we are able to maintain a healthy constellation and ground network capable of providing commercially acceptable levels of coverage and service quality, which are contingent on a number of factors.
Our products and services are subject to the risks inherent in a large-scale, complex telecommunications system employing advanced technology. Any disruption to our satellites, services, information systems or telecommunications infrastructure could result in degrading or disrupting services to our customers for an indeterminate period of time.
Since we launched our first satellites in the 1990’s, most of our first-generation satellites have failed in orbit or have been retired, and we expect the remaining first-generation satellites to be retired in the future. Although we designed our second-generation satellites to provide commercial service over a 15-year life, we can provide no assurance as to whether any or all of them will continue in operation for their full 15-year design life. Satellites utilize highly complex technology and operate in the harsh environment of space and therefore are subject to significant operational risks while in orbit.
Further, our satellites may experience temporary outages or otherwise may not be fully functioning at any given time. There are some remote tools we use to remedy certain types of problems affecting the performance of our satellites, but the physical repair of satellites in space is not feasible. We do not insure our satellites against in-orbit failures after an initial period of six months, whether the failures are caused by internal or external factors. In-orbit failure may result from various causes, including component failure, solar array failures, telemetry transmitter failures, loss of power or fuel, inability to control positioning of the satellite, solar or other astronomical events, including solar radiation and flares, and collision with space debris or other satellites. These failures are commonly referred to as anomalies. Some of our satellites have had malfunctions and other anomalies in the past and may have anomalies in the future. Further, from time to time we move and relocate satellites within our constellation to improve coverage and service quality. Satellite repositioning may increase the risk of collision or damage to our satellites and may result in degraded service during the repositioning. Although we do not incur any direct cash costs related to the failure of a satellite, if a satellite fails, we record an impairment charge in our statement of operations to reduce the remaining net book value of that satellite, if any, to zero, and any such impairment charges could depress our net income (or increase our net loss) for the period in which the failure occurs. Additionally, human operators may execute improper implementation commands that may negatively impact a satellite’s performance.
Prior to 2014 our ability to generate revenue and cash flow was impacted adversely by our inability to offer commercially acceptable levels of Duplex service due to the degradation of our first-generation constellation. As a result, we improved the design of our second-generation constellation to last twice as long in space and have 40% greater capacity compared to our first-generation constellation. Since we launched our first-generation satellites, most of our first-generation satellites have failed in orbit or have been retired, and we expect the remaining first-generation satellites to be retired in the future. Despite working closely with satellite manufacturers to determine the causes of anomalies and mitigate them in second-generation satellites and to provide for intrasatellite redundancies for certain critical components to minimize or eliminate service disruptions in the event of failure, anomalies are likely to be experienced in the future, whether due to the types of anomalies described above or arising from the failure of other systems or components, and intrasatellite redundancy may not be available upon the occurrence of such anomalies. There can be no assurance that, in these cases, it will be possible to restore normal operations. Where service cannot be restored, the failure could cause the satellite to have less capacity available for service, to suffer performance degradation, or to cease operating prematurely, either in whole or in part. We cannot guarantee that we could successfully develop and implement a solution to these anomalies.

In order to maintain commercially acceptable service long-term, we must obtain and launch additional satellites from time to time. As discussed in Note 7: Contingencies in our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K incorporated by reference herein, we and Thales may negotiate the terms of a follow-on contract for additional satellites, but we can provide no assurance as to whether we will ultimately agree on commercial terms for this purchase. If we are unable to agree with Thales on commercial terms for the purchase of additional satellites, we may enter into negotiations with one or more other satellite manufacturers, but we cannot provide any assurance that these negotiations will be successful or at commercially reasonable prices.
Our ground stations required upgrades to enable us to integrate our second-generation technology and services. We entered into various contracts to upgrade our ground network. During 2016 we completed this work according to the Hughes Network Systems, LLC ("Hughes") and Ericsson, Inc. ("Ericsson") contracts. In connection with the 2018 launch of Sat-Fi2TM, the first device to operate on our upgraded ground network, we placed into service the portion of the next-generation ground component (including associated developed technology and software upgrades), which represents the gateways currently capable of supporting commercial traffic. Certain other gateways around the world are expected to be placed into service in the coming months.
If we experience operational disruptions with respect to our gateways or operations center, we may not be able to provide service to our customers.
Our satellite network traffic is supported by 23 gateways distributed around the globe. We operate our satellite constellation from our Network Operations Control Centers at three locations (France, California and Louisiana) to provide geo-redundancy and ongoing coverage. Our gateway facilities are subject to the risk of significant malfunctions or catastrophic loss due to unanticipated events and would be difficult to replace or repair and could require substantial lead-time to do so. In North America, we have implemented contingency coverage which allows neighboring gateways to provide services in the event of a gateway failure. Material changes in the operation of these facilities may be subject to prior FCC approval, and the FCC might not give such approval or may subject the approval to other conditions that could be unfavorable to our business. Our gateways and operations center may also experience service shutdowns or periods of reduced service in the future as a result of equipment failure, delays in deliveries or regulatory issues. Any such failure would impede our ability to provide service to our customers, which could have a material impact on our business.
The actual orbital lives of our satellites may be shorter than we anticipate and we may be required to reduce available capacity on our satellite network prior to the end of their orbital lives.
We anticipate that our second-generation satellites will have 15-year orbital lives. Since we launched our first satellites, most of our first-generation satellites have failed in orbit or have been retired, and we expect the remaining first-generation satellites to be retired in the future. A number of factors will affect the actual commercial service lives of our satellites, including:

•
the amount of propellant used in maintaining the satellite’s orbital location or relocating the satellite to a new orbital location (and, for newly-launched satellites, the amount of propellant used during orbit raising following launch);

•	the durability and quality of their construction;

•	the performance of their components;

•	conditions in space such as solar flares and space debris;

•	operational considerations, including operational failures and other anomalies; and

•	changes in technology which may make all or a portion of our satellite fleet obsolete.

It is possible that the actual orbital lives of one or more of our existing satellites may also be shorter than originally anticipated. Further, on some of our satellites it is anticipated that the total available payload capacity may need to be reduced prior to the satellite reaching its end-of-orbital life. We periodically review the expected orbital life of each of our satellites using current engineering data. A reduction in the orbital life of any of our satellites could result in a reduction of the revenues generated by that satellite, the recognition of an impairment loss and an acceleration of capital expenditures. To the extent we are required to reduce the available payload capacity prior to the end of a satellite’s orbital life, our revenues from the satellite would be reduced.

Replacing a satellite upon the end of its service life will require us to make significant expenditures.
To ensure no disruption in our business and to prevent loss of customers, we may be required to commence a multi-year process to construct and launch replacement satellites prior to the expected end of service life of the satellites then in orbit. There can be no assurance that we will have sufficient cash, cash flow or be able to obtain third party or shareholder financing to fund such expenditures on favorable terms, if at all. Should we not have sufficient funds available to replace our satellites, it could have a material adverse effect on our results of operations, business prospects and financial condition.
The implementation of our business plan depends on increased demand for wireless communications services via satellite as well as via terrestrial mobile broadband networks, both for our existing services and products and for new services and products. If this increased demand does not occur, our revenues and profitability may not increase as we expect.
Demand for wireless communication services may not grow, or may even shrink, either generally or in particular geographic markets, for particular types of services or during particular time periods. A lack of demand could impair our ability to sell our services and develop and successfully market new services, or could exert downward pressure on prices, or both. This, in turn, could decrease our revenues and profitability and adversely affect our ability to increase our revenues and profitability over time.
We plan to introduce additional Duplex, SPOT and Simplex products and services, as well as low-power terrestrial mobile broadband services. However, we cannot predict with certainty the potential longer-term demand for these products and services or the extent to which we will be able to meet demand. Our business plan assumes growing our subscriber base beyond levels achieved in the past.
The success of our business plan will depend on a number of factors, including but not limited to:

•	our ability to maintain the health, capacity and control of our satellites;

•	our ability to maintain the health of our ground network;

•	our ability to influence the level of market acceptance and demand for our products and services;

•	our ability to introduce new products and services that meet this market demand;

•	our ability to retain current customers and obtain new customers;

•	our ability to obtain additional business using our existing and future spectrum authority both in the United States and internationally;

•	our ability to control the costs of developing an integrated network providing related products and services, as well as our future terrestrial mobile broadband services;

•	our ability to market successfully our Duplex, SPOT and Simplex products and services;

•	our ability to develop and deploy innovative network management techniques to permit mobile devices to transition between satellite and terrestrial modes;

•	our ability to sell our current equipment inventory;

•	the cost and availability of user equipment that operates on our network;

•	the effectiveness of our competitors in developing and offering similar products and services and in persuading our customers to switch service providers;

•	our ability to successfully predict market trends;

•	our ability to hire and retain qualified executives, managers and employees;

•	our ability to provide attractive service offerings at competitive prices to our target markets; and

•	our ability to raise additional capital on acceptable terms when required.

We incurred operating losses in the past three years, and these losses are likely to continue.
We incurred operating losses of $29.0 million, $68.8 million, $63.7 million and $66.6 million for the nine months ended September 30, 2018 and for the years ended 2017, 2016 and 2015, respectively. These losses resulted, in part, from depreciation expense related to our second-generation satellites, which were placed into service in 2010, 2011 and 2013, and ground infrastructure, which began to be placed into service in 2018. We designed our second-generation network to have a 15-year life, and we expect that we will continue to recognize high levels of depreciation expense commensurate with its estimated useful life.
Rapid and significant technological changes in the satellite communications industry may impair our competitive position and require us to make significant capital expenditures, which may require additional capital that has not been arranged.
The space and communications industries are subject to rapid advances and innovations in technology. New technology could render our system obsolete or less competitive by satisfying consumer demand in more attractive ways or through the introduction of incompatible standards. Particular technological developments that could adversely affect us include the deployment by our competitors of new satellites with greater power, greater flexibility, greater efficiency or greater capabilities, as well as continuing improvements in terrestrial wireless technologies. We must continue to commit to make significant capital expenditures to keep up with technological changes and remain competitive. Customer acceptance of the services and products that we offer will continually be affected by technology-based differences in our product and service offerings. New technologies may be protected by patents and therefore may not be available to us. We expect to face competition in the future from companies using new technologies and new satellite systems.
The hardware and software we utilize in operating our first-generation gateways were designed and manufactured over 20 years ago and portions have deteriorated. This original equipment may become less reliable as it ages and will be more difficult and expensive to service. It may be difficult or impossible to obtain all necessary replacement parts for the hardware before the new equipment and software is fully deployed. Some of the hardware and software we use in operating our gateways are significantly customized and tailored to meet our requirements and specifications and could be difficult and expensive to service, upgrade or replace. Although we maintain inventories of some spare parts, it nonetheless may be difficult, expensive or impossible to obtain replacement parts for the hardware due to a limited number of those parts being manufactured to our requirements and specifications. In addition, our business plan contemplates updating or replacing some of the hardware and software in our network as technology advances, but the complexity of our requirements and specifications may present us with technical and operational challenges that complicate or otherwise make it expensive or infeasible to carry out such upgrades and replacements. If we are not able to suitably service, upgrade or replace our equipment, our ability to provide our services and therefore to generate revenue could be harmed.
Our business is capital intensive, and we may not be able to raise adequate capital to finance our business strategies, or we may be able to do so only on terms that significantly restrict our ability to operate our business.
Implementation of our business strategy requires a substantial outlay of capital. As we pursue business strategies and seek to respond to developments in our business and opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures. There can be no assurance that we will be able to satisfy our capital requirements in the future. In addition, if one of our satellites failed unexpectedly, there can be no assurance of insurance recovery or the timing thereof and we may need to obtain additional financing to replace the satellite. If we determine that we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.
We have substantial contractual obligations, which may require additional capital, the terms of which have not been arranged. The terms of our Facility Agreement could complicate raising this additional capital.
As of September 30, 2018, our current sources of liquidity include cash on hand ($20.5 million), restricted cash ($52.9 million) and future cash flows from operations. Our operating expenses for the nine-month period ended September 30, 2018 were $127.1 million. Our operating expenses for the twelve-month period ended December 31, 2017 were $181.4 million.

Our short-term and long-term liquidity requirements include primarily paying our debt service obligations and funding our operating costs. Our credit card processor has informed us that a certain amount of cash will be required to be held as collateral to address any liability arising from potential charge-backs to our credit card processor given the growth in both volume and amount of our annual service subscriptions, among other factors. We expect this collateral requirement to reduce our operating cash flow by approximately $16 million through June 2019. We are evaluating our options, including seeking an alternative credit card processing vendor, who may require a lower cash collateral; however, we cannot reasonably assure a successful outcome. Additionally, we may have other obligations of which the timing is unknown, including if any of our contingent liabilities crystallize, such as a possible award for plaintiffs’ legal fees and expenses related to the Action and additional legal fees and expenses that we will incur in connection with the same or other matters. We are working with our insurance provider with respect to coverage under our insurance policy with regard to this matter, but cannot guarantee that our insurance provider will cover any or all amounts in excess of the $1.5 million retention under our insurance policy. We expect that our current sources of liquidity will be insufficient to meet our obligations for the next twelve months. Additionally, beyond the next twelve months, we expect that our future cash flows from operations may be insufficient to meet our longer-term obligations.
Restrictions in our Facility Agreement limit the types of financings we may undertake. In addition, the Facility Agreement provides that we must deposit at least 80% of the net cash proceeds received from this offering as well as any other equity issuance, subordinated indebtedness or any equity contribution to us or one of our subsidiaries through December 31, 2019 into a restricted deposit account which can be used only for paying down obligations under the Facility Agreement. This obligation significantly restricts our liquidity. We cannot assure you that we will be able to obtain additional financing when required on reasonable terms or at all. If we cannot obtain it in a timely manner, we may be unable to execute our business plan and fulfill our financial commitments.
If we do not develop, acquire and maintain proprietary information and intellectual property rights, it could limit the growth of our business and reduce our market share.
Our business depends on technical knowledge, and we believe that our future success will be based, in part, on our ability to keep up with new technological developments and incorporate them in our products and services. We own or have the right to use our patents, work products, inventions, designs, software, systems and similar know-how. Although we have taken diligent steps to protect that information, the information may be disclosed to others or others may independently develop similar information, systems and know-how. Protection of our information, systems and know-how may result in litigation, the cost of which could be substantial. Third parties may assert claims that our products or services infringe on their proprietary rights. Any such claims, if made, may prevent or limit our sales of products or services or increase our cost of sales.
We license much of the software we require to support critical gateway operations from third parties, including Hughes, Ericsson and Qualcomm Incorporated ("Qualcomm"). This software was developed or customized specifically for our use. We also license technical information for the design, manufacture and sale of our products. This intellectual property is essential to our ability to continue to operate our constellation and sell our services and devices. We also license software to support customer service functions, such as billing, from third parties that developed or customized it specifically for our use. If the third party licensors were to cease to support and service the software, or the licenses were no longer to be available on commercially reasonable terms, it might be difficult, expensive or impossible for us to obtain such services from alternative vendors. Replacing such software could be difficult, time consuming and expensive, and might require us to obtain substitute technology with lower quality or performance standards or at a greater cost.
We may in the future become subject to claims that our products violate the patent or intellectual property rights of others, which could be costly and disruptive to us.
We may become subject to claims that our products violate the patent or intellectual property rights of others, which could be costly and disruptive to us. We operate in an industry that is susceptible to significant intellectual property litigation. As a result, we or our products may become subject to intellectual property infringement claims or litigation. The defense of intellectual property suits is both costly and time-consuming, even if ultimately successful, and may divert management’s attention from other business concerns. An adverse determination in litigation to which we may become a party could, among other things:

•	subject us to significant liabilities to third parties, including treble damages;

•	require disputed rights to be licensed from a third party for royalties that may be substantial;

•	require us to cease using technology that is important to our business; or

•	prohibit us from selling some or all of our products or offering some or all of our services.

We depend in large part on the efforts of third parties for the sale of our services and products. If these parties, including our IGOs, are unable to do this successfully, we will not be able to grow our business in those areas and our future revenue and profitability could decline.
We derive a large portion of our revenue from products and services sold through independent agents, dealers and resellers, including, outside the United States, IGOs. Although we derive most of our revenue from sales to end users in the United States, Canada, a portion of Western Europe, Central America and portions of South America, either directly or through agents, dealers and resellers, we depend on IGOs to purchase, install, operate and maintain gateway equipment, to sell our equipment, and to market our services in other regions where these IGOs hold exclusive or non-exclusive rights.
Our objective is to establish a worldwide service network, either directly or through IGOs, but to date we have been unable to do so in certain areas of the world, and we may not succeed in doing so in the future. We have been unable to establish our own gateways or to find capable IGOs for several important regions and countries, including India, China, and certain parts of Southeast Asia. In addition to the lack of global service availability, cost-effective roaming is not yet available in certain countries because the IGOs have been unable to reach business arrangements with one another. Further, our IGOs could fail to perform as expected or cease business operations. This could reduce overall demand for our products and services and undermine our value for potential users who require service in these areas.
Not all of the IGOs have been successful and, in some regions, they have not initiated service or sold as much usage as originally anticipated. Some of the IGOs are not earning revenues sufficient to fund their operating costs due to the operational issues we experienced with our first-generation satellites. Although we expect these IGOs to return to profitability, if they are unable to continue in business, we will lose the revenue we receive for selling equipment to them and providing services to their customers. Although we have implemented a strategy for the acquisition of certain IGOs when circumstances permit, we may not be able to continue to implement this strategy on favorable terms and may not be able to realize the additional efficiencies that we anticipate from this strategy. In some regions it is impracticable to acquire the IGOs either because local regulatory requirements or business or cultural norms do not permit an acquisition, because the expected revenue increase from an acquisition would be insufficient to justify the transaction, or because the IGO will not sell at a price acceptable to us. In those regions, our revenue and profits may be adversely affected if those IGOs do not fulfill their own business plans to increase substantially their sales of services and products. Any actions or failures to act by IGOs may result in liabilities for us.
We have a limited supply of remaining Duplex handsets and rely on a limited number of key vendors for timely supply of equipment and services. If our key vendors fail to provide equipment and services to us, we may face difficulties in finding alternative sources and may not be able to operate our business successfully.
We have a limited quantity of our Duplex handsets remaining in inventory and have not contracted with a manufacturer to produce additional phone inventory. Additionally, in some cases our contract manufacturers provide us with other equipment inventory and obtain FCC certification of the devices we sell. If these manufacturers do not take on future orders or fail to perform under our current contracts, we may be unable to continue to produce and sell this equipment to customers at a reasonable cost to us or there may be delays in production and sales.
Lack of availability of electronic components from the electronics industry, as needed in our retail products, our gateways and our satellites, could delay or adversely impact our operations.
We rely upon the availability of components, materials and component parts from the electronics industry. The electronics industry is subject to occasional shortages in parts availability depending on fluctuations in supply and demand. Industry shortages may result in delayed shipments of materials or increased prices, or both. As a consequence, elements of our operation which use electronic parts, such as our retail products, our gateways and our satellites, could be subject to delays or cost increases, or both.
We face special risks by doing business in international markets and developing markets, including currency and expropriation risks, which could increase our costs or reduce our revenues in these areas.
Although our most economically important geographic markets currently are the United States and Canada, we have substantial markets for our mobile satellite services in, and our business plan includes, developing countries or regions that are underserved by existing telecommunications systems, such as rural Venezuela, Brazil, Central America, Argentina and Africa. Developing countries are more likely than industrialized countries to experience market, currency and interest rate fluctuations and may have higher inflation. In addition, these countries present risks relating to government policy, price, wage and exchange controls, social instability, expropriation and other adverse economic, political and diplomatic conditions. For example, the

Venezuelan government has frequently modified its currency laws over the past several years, resulting in significant devaluation of the bolivar, resulting in Venezuela being considered a highly inflationary economy.
Conducting operations outside the United States involves numerous special risks and, while expanding our international operations would advance our growth, it would also increase these risks. These risks include, but are not limited to:

•	difficulties in penetrating new markets due to established and entrenched competitors;

•	difficulties in developing products and services that are tailored to the needs of local customers;

•	lack of local acceptance or knowledge of our products and services;

•	lack of recognition of our products and services;

•	unavailability of or difficulties in establishing relationships with distributors;

•
significant investments, including the development and deployment of dedicated gateways, as some countries require physical gateways within their jurisdiction to connect the traffic coming to and from their territory;

•	instability of international economies and governments;

•	changes in laws and policies affecting trade and investment in other jurisdictions;

•	noncompliance with the Foreign Corrupt Practices Act, the UK Bribery Act, sanctions laws and export controls;

•	exposure to varying legal standards, including intellectual property protection in other jurisdictions, and other similar laws and regulations;

•	difficulties in obtaining required regulatory authorizations;

•	difficulties in enforcing legal rights in other jurisdictions;

•	variations in local domestic ownership requirements;

•	requirements that operational activities be performed in-country;

•	changing and conflicting national and local regulatory requirements; and

•	uncertainty in foreign currency exchange rates and exchange controls.

These risks could affect our ability to compete successfully and expand internationally. To the extent that the prices for our products and services are denominated in U.S. dollars, any appreciation of the U.S. dollar against other currencies will increase the cost of our products and services to our international customers and, as a result, may reduce the competitiveness of our international offerings and make it more difficult for us to grow internationally. Limited availability of U.S. currency in some local markets or governmental controls on the export of currency may prevent our customers from making payments in U.S. dollars or delay the availability of payment due to foreign bank currency processing and approval. In addition, exchange rate fluctuations may affect our ability to control the prices charged for our independent gateway operators’ services.
Our operations involve transactions in a variety of currencies. Sales denominated in foreign currencies involve primarily the Canadian dollar, the euro, and the Brazilian real. Accordingly, our operating results may be significantly affected by fluctuations in the exchange rates for these currencies. Approximately 31%, 32% and 34% of our total sales were to customers located in Canada, Europe, Central America, and South America during the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016, respectively. Our results of operations for the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016 included net losses of $2.5 million, $2.2 million and $0.2 million, respectively, on foreign currency transactions. We may be unable to offset unfavorable currency movements as they adversely affect our revenue and expenses. Our inability to do so could have a substantial negative impact on our operating results and cash flows.

Our global operations expose us to trade and economic sanctions and other restrictions imposed by the United States, the European Union and other governments and organizations.
The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the Foreign Corrupt Practices Act (the “FCPA”) and other federal statutes and regulations, including those established by the Office of Foreign Assets Control (“OFAC”). Under these laws and regulations, as well as other anti-corruption laws, anti-money-laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, results of operations and financial condition.
Although we have implemented policies and procedures in these areas, we cannot assure you that our policies and procedures are sufficient or that directors, officers, employees, representatives, distributors, consultants, IGOs, dealers and resellers, JV partners, independent agents, vendors, customers or subscribers, have not engaged and will not engage in conduct for which we may be held responsible, nor can we assure you that our business partners have not engaged and will not engage in conduct that could materially affect their ability to perform their contractual obligations to us or even result in us being held liable for such conduct. Violations of the FCPA, OFAC restrictions or other export control, anti-corruption, anti-money-laundering and anti-terrorism laws or regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.
The United Kingdom’s vote to leave the European Union could adversely impact our business, results of operations and financial condition.
We sell our products and services in the United Kingdom (the “UK”) and throughout Europe. In particular, the United Kingdom is the largest market in Europe for our SPOT product family. On June 23, 2016, the UK voted in an advisory referendum for the UK to leave the European Union (the “EU”) and, subsequently, on March 29, 2017, the UK government began the formal process of leaving the EU. The exit process (commonly referred to as “Brexit”) will involve the negotiation of new trade and other agreements.
Brexit creates legal, regulatory, and economic uncertainty that could have a negative impact on our business. If the UK changes the regulatory structure for telecommunications products, it is possible that we would not be able to comply or compliance would become cost prohibitive. Similarly, post-Brexit trade agreements could impose import taxes or other expenses on our products, which may increase the price of our products sold in the UK.
We also have currency exchange risk as a result of the Brexit vote. Although most of our sales are denominated in U.S. dollars, we also receive payments in international currencies, including the pound and the euro. We therefore incur currency translation risk when currency values fluctuate and the U.S. dollar is strong relative to other currencies. Furthermore, a strong U.S. dollar increases the price of our products in international markets, which could reduce demand in those markets for our products.
Although the future impacts of Brexit are unknown at this time, the UK’s vote to leave the EU has created legal, regulatory, and currency risk that may have a materially adverse impact on our business. Furthermore, this uncertainty could negatively impact the economies of other countries in which we operate.
We face intense competition in all of our markets, which could result in a loss of customers, lower revenues and difficulty entering new markets.
Satellite-based Competitors
There are currently three other MSS operators providing services similar to ours on a global or regional basis: Iridium, Thuraya, and Inmarsat. ORBCOMM Inc. is also a competitor in the M2M market. The provision of satellite-based products and services is subject to downward price pressure when the capacity exceeds demand or as new competitors enter the marketplace with particular competitive pricing strategies. We also face competition on the basis of coverage and specialized industries, such as maritime and governmental.

Other providers of satellite-based products could introduce their own products similar to our SPOT, Simplex or Duplex products, which may materially adversely affect our business plan. In addition, we may face competition from new competitors or new technologies. With so many companies targeting many of the same customers, we may not be able to retain successfully our existing customers and attract new customers and as a result may not grow our customer base and revenue.
Terrestrial Competitors
In addition to our satellite-based competitors, terrestrial wireless voice and data service providers are continuing to expand into rural and remote areas, particularly in less developed countries, and providing the same general types of services and products that we provide through our satellite-based system. Many of these companies have greater resources, greater name recognition and newer technologies than we do. Industry consolidation could adversely affect us by increasing the scale or scope of our competitors and thereby making it more difficult for us to compete. We could lose market share and revenue as a result of increasing competition from the extension of land-based communication services.
Although satellite communications services and ground-based communications services are not perfect substitutes, the two compete in certain markets and for certain services. Consumers generally perceive cellular voice communication products and services as cheaper as and more convenient than satellite-based products and services.
Terrestrial Broadband Network Competitors
We also expect to compete with a number of other satellite companies that plan to develop terrestrial networks that utilize their MSS spectrum. DISH Network received FCC approval to offer terrestrial wireless services over the MSS spectrum that previously belonged to TerreStar and ICO Global. Further, Ligado Networks (formerly LightSquared) continues its regulatory initiative to receive final FCC approval to build out a wireless network utilizing its MSS spectrum. Any of these competitors could deploy terrestrial mobile broadband networks before we do, could combine with existing terrestrial networks that provide them with greater financial or operational flexibility than we have, or could offer wireless services, including mobile broadband services, that customers prefer over ours.
We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, including our ability to incur additional indebtedness.

As of September 30, 2018, the principal balance of our debt obligations was $545.8 million, consisting of $428.3 million under the Facility Agreement, $116.1 million outstanding under the Loan Agreement with Thermo and $1.4 million under the 8.00% Senior Notes. Our significant indebtedness could have several consequences, including: increasing our vulnerability to adverse economic, industry or competitive developments; requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, return of capital to shareholders, and future business opportunities; restricting us from making strategic acquisitions; limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; restricting us from paying dividends to our shareholders and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are not as highly leveraged as us and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting. Additionally, even though our debt agreements place limits on our ability to incur additional debt, we may incur additional debt in the future which could further exacerbate these risks.

Restrictive covenants in our Facility Agreement may limit our operating and financial flexibility and our inability to comply with these covenants could have significant implications.
Our Facility Agreement contains a number of significant restrictions and covenants. See Note 3: Long-Term Debt and Other Financing Arrangements in our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for further discussion of our debt covenants. Complying with these restrictive covenants, as well as the financial and other non-financial covenants in the Facility Agreement and certain of our other debt obligations, as well as those that may be contained in any agreements governing future indebtedness, may impair our ability to finance our operations or capital needs or to take advantage of other favorable business opportunities. The Facility Agreement includes a limitation on capital expenditures at any time in connection with spectrum rights to the lesser of (1) $20 million and (2) 20% of proceeds from equity raises from January 1, 2017 through December 31, 2019, which may prohibit us from making certain capital expenditures that we consider accretive to our business and would otherwise make. In addition, we will need an Equity Cure Contribution to maintain compliance with financial covenants under the Facility Agreement for the measurement period ended December 31, 2018. We expect the proceeds of this offering to qualify as an Equity Cure Contribution allowing us to remain in compliance with the financial maintenance covenants under our Facility Agreement. We anticipate that we will also need Equity Cure Contributions for periods thereafter, subject to the provisions of the Facility Agreement. The source of funds for these Equity Cure Contributions has not yet been arranged. Our ability to comply with these covenants will depend on our future performance, which may be affected by events beyond our control. Our failure to comply with these covenants would be an event of default. An event of default under the Facility Agreement would permit the lenders to accelerate the indebtedness under the Facility Agreement. That acceleration would permit holders of our obligations under other agreements that contain cross-acceleration provisions to accelerate that indebtedness. See Part II, Item 7. Managements’ Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources of our 2017 annual financial statements included in our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement for further discussion.
Pursuing strategic transactions may cause us to incur additional risks.
We may pursue acquisitions, joint ventures, partnerships or other strategic transactions on an opportunistic basis. We may face costs and risks arising from any such transactions, including integrating a new business into our business or managing a joint venture. These may include legal, operational, financial and other costs and risks. For instance, during the nine months ended September 30, 2018, we incurred approximately $9.7 million for consultants and other advisors related to the now-terminated merger (and related litigation) discussed in Note 8: Related Party Transactions and Note 7: Contingencies to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement.
In addition, if we were to choose to engage in any major business combination or similar strategic transaction, we may require significant external financing in connection with the transaction. Depending on market conditions, investor perceptions of us, and other factors, we may not be able to obtain capital on acceptable terms, in acceptable amounts or at appropriate times to implement any such transaction. Our Facility Agreement and other debt obligations contain covenants which limit our ability to engage in specified forms of capital transactions without lender consent, which may be impossible to obtain. Any such financing, if obtained, may further dilute our existing stockholders.
Our networks and those of our third-party service providers may be vulnerable to security risks, and our use of personal information could give rise to liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights.
Our network and those of our third-party service providers and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully obtain or use information on the network or cause interruptions, delays or malfunctions in our operations, any of which could harm our reputation, cause demand for our products and services to fall or compromise our ability to pursue our business plans. A number of significant, widespread security breaches have occurred that have compromised network integrity for many companies and governmental agencies. In some cases, these breaches originated from outside the United States. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. In addition, our customer contracts may not adequately protect us against liability to third parties with whom our customers conduct business.
We collect and store data, including our customers’ personal information. In jurisdictions around the world, personal information is becoming increasingly subject to legislation and regulations intended to protect consumers’ privacy and security, including the EU’s General Data Protection Regulation approved in 2016. The interpretation of privacy and data protection laws and regulations regarding the collection, storage, transmission, use and disclosure of such information in some jurisdictions is unclear and evolving. These laws may be interpreted and applied in conflicting ways from country to country and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and change our business practices. Because our services are accessible in many foreign jurisdictions, some of these jurisdictions may claim that we are required to comply with their laws, even where we have no local entity, employees or infrastructure. We could be forced to incur significant expenses if we were required to modify our products, our services or our existing security and privacy procedures in order to comply with new or expanded regulations. In addition, we could have liability to end users that allege that their personal information is not collected, stored, transmitted, used or disclosed appropriately or in accordance with our privacy policies or applicable laws, including claims and litigation resulting from such allegations. Any failure on our part to protect information pursuant to applicable regulations could result in a loss of user confidence, reputation and the loss of customers which could materially impact our results of operations and cash flows.

We may be unable to obtain and maintain our insurance coverages, and the insurance we obtain may not cover all liabilities to which we may become subject. As a result, we may incur material uninsured or under-insured losses.
The price, terms and availability of insurance have fluctuated significantly since we began offering commercial satellite services. The cost of obtaining insurance can vary as a result of either satellite failures or general conditions in the insurance industry. Higher premiums on insurance policies would increase our cost. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and additional policy exclusions. Our insurance could become more expensive and difficult to maintain and may not be available in the future on commercially reasonable terms, if at all. Our failure to maintain sufficient insurance could also be an event of default under our Facility Agreement.
Our insurance may not adequately cover losses related to claims brought against us, which could be material. For instance, the Action seeks a declaratory judgment on various allegations, damages, and an award of attorneys' fees and costs for bringing the Action and also in connection with a demand to inspect certain of our books and records (the "Books and Records Matters"), and in connection with the termination of the proposed merger in 2018.  During the nine months ended September 30, 2018, we incurred approximately $2.4 million in legal and other adviser costs resulting from our defense of the Action and Books and Records Matters. Since that time, we have incurred additional legal fees and expenses in connection with these matters and we may incur additional legal fees and expenses in the future. Additionally, pursuant to the Settlement Agreement, we may be liable for plaintiffs’ legal fees and expenses in connection with the Action in an amount to be determined by the Chancery Court of the State of Delaware. We expect that these costs will be at least partially covered by our directors and officers insurance policy, subject to the $1.5 million retention and other limits provided in the policy; however, we cannot guarantee that our insurance provider will agree.
Product Liability Insurance and Product Replacement or Recall Costs
We are subject to product liability and product recall claims if any of our products and services are alleged to have resulted in injury to persons or damage to property. If any of our products proves to be defective, we may need to recall and/or redesign them. In addition, any claim or product recall that results in significant adverse publicity may negatively affect our business, financial condition or results of operations. In addition, we do not maintain any product recall insurance, so any product recall we are required to initiate could have a significant impact on our financial position, results of operations or cash flows. We regularly investigate potential quality issues as part of our ongoing effort to deliver quality products to our customers.
Because consumers use SPOT products and services in isolated and, in some cases, dangerous locations, we cannot predict whether users of the device who suffer injury or death may seek to assert claims against us alleging failure of the device to facilitate timely emergency response. Although we will seek to limit our exposure to any such claims through appropriate disclaimers and liability insurance coverage, we cannot assure investors that the disclaimers will be effective, claims will not arise or insurance coverage will be sufficient.
General Liability Insurance In-Orbit Exposures
Our liability policy, covers amounts up to €70 million per occurrence (with a €70 million annual limit) that we and other specified parties may become liable to pay for bodily injury and property damages to third parties related to processing, maintaining and operating our satellite constellation. Our current policy has a one-year term, which expires in October 2019. Our current in-orbit liability insurance policy contains, and we expect any future policies would likewise contain, specified exclusions and material change limitations customary in the industry. These exclusions may relate to, among other things, losses resulting from in-orbit collisions, acts of war, insurrection, terrorism or military action, government confiscation, strikes, riots, civil commotions, labor disturbances, sabotage, unauthorized use of the satellites and nuclear or radioactive contamination, as well as claims directly or indirectly occasioned as a result of noise, pollution, electrical and electromagnetic interference and interference with the use of property.
Our in-orbit insurance does not cover losses that might arise as a result of a satellite failure or other operational problems affecting our constellation, or damage that may result from de-orbiting a satellite. As a result, a failure of one or more of our satellites or the occurrence of equipment failures and other related problems or collision damage that may result during the de-orbiting process could constitute an uninsured loss and could materially harm our financial condition.
Our satellites may collide with space debris which could adversely affect the performance of our constellation.
Although we have some ability to maneuver our satellites to avoid potential collisions with space debris, this ability is limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of and predicted conjunctions with debris objects tracked and cataloged by the U.S. government. Additionally, some space debris is too small to be tracked and therefore its orbital location is completely unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of one of our satellites should a collision occur. If our constellation experiences satellite collisions with space debris, our service could be impaired. Any such collision could potentially expose us to significant losses.
Changes in tax rates or adverse results of tax examinations could materially increase our costs.
We operate in various U.S. and foreign tax jurisdictions. The process of determining our anticipated tax liabilities involves many calculations and estimates which are inherently complex. We believe that we have complied, in all material respects, with our obligations to pay taxes in these jurisdictions. However, our position is subject to review and possible challenge by the taxing authorities of these jurisdictions. If the applicable taxing authorities were to challenge successfully our current tax positions, or if there were changes in the manner in which we conduct our activities, we could become subject to material unanticipated tax liabilities. We may also become subject to additional tax liabilities as a result of changes in tax laws, which could in certain circumstances have a retroactive effect.
As a result of our acquisition of an IGO in Brazil during 2008, we are exposed to potential pre-acquisition tax liabilities, for which we have been indemnified by the previous owners. As of September 30, 2018 and December 31, 2017, we recorded a tax liability of $0.6 million and $1.4 million, respectively, to the foreign tax authorities with an offsetting tax receivable from the previous owners. We continuously monitor these contingencies and work with the Brazilian tax authority to settle any remaining unpaid contingencies. We may also be exposed to other pre-acquisition liabilities for which we may not be fully indemnified by the seller, or the seller may fail to perform its indemnification obligations.
Our revenues are subject to changes in global economic conditions and consumer sentiment and discretionary spending.
Financial markets continue to be uncertain and could significantly adversely impact global economic conditions. These conditions could lead to further reduced consumer spending in the foreseeable future, especially for discretionary travel and related products. A substantial portion of the potential addressable market for our consumer retail products and services relates to recreational users, such as mountain climbers, campers, kayakers, sport fishermen and wilderness hikers. These potential customers may reduce their activities or their spending due to economic conditions, which could adversely affect our business, financial condition, results of operations and liquidity.
We are exposed to trade credit risk in the ordinary course of our business activities.
We are exposed to risk of loss in the event of nonperformance by our customers. Some of our customers may be highly leveraged and subject to their own operating and regulatory risks. Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. From time to time, the availability of credit is more restrictive. The combination of reduction of cash flow resulting from declines in commodity prices and the lack of availability of debt or equity financing may result in a significant reduction in our customers’ liquidity and ability to make payments or perform on their obligations to us. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with other parties. Any increase in the nonpayment or nonperformance by our customers could reduce our cash flows.
For instance, our Simplex business is heavily concentrated in the oil and gas industry and was negatively impacted by the downturn in this industry in recent years. For example, our largest customer during 2017 was a reseller to oil and gas companies. Concentrations of customers in other industries may further increase trade credit risk of our business.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Borrowings under our Facility Agreement bear interest at a variable rate. In order to mitigate a portion of our variable rate interest risk, we entered into a ten-year interest rate cap agreement. The interest rate cap agreement reflects a variable notional amount at interest rates that provide coverage to us for exposure resulting from escalating interest rates over the term of the Facility Agreement. The interest rate cap provides limits on the six-month Libor rate (“Base Rate”) used to calculate the coupon interest on outstanding amounts on the Facility Agreement. Our interest rate is capped at 5.5% if the Base Rate does not exceed 6.5%. Should the Base Rate exceed 6.5%, our Base Rate will be 1% less than the then six-month Libor rate. Regardless of our attempts to mitigate our exposure to interest rate fluctuations through the interest rate cap, we still have exposure for the uncapped amounts of the facility, which remain subject to a variable interest rate. As a result, an increase in interest rates could result in a substantial increase in interest expense, especially as the capped amount of the term loan decreases over time.

The loss of skilled management and personnel could impair our operations.
Our performance is substantially dependent on the performance and institutional knowledge of our senior management and key scientific and technical personnel. The loss of the services of any member of our senior management, scientific or technical staff or the inability to attract key employees may significantly delay or prevent the achievement of business objectives by diverting management’s attention to retention matters, and could have a material adverse effect on our business, operating results and financial condition.
A natural disaster could diminish our ability to provide communications service.
Natural disasters could damage or destroy our ground stations resulting in a disruption of service to our customers. In addition, the collateral effects of disasters such as flooding may impair the functioning of our ground equipment. If a natural disaster were to impair or destroy any of our ground facilities, we might be unable to provide service to our customers in the affected area for a period of time. Even if our gateways are not affected by natural disasters, our service could be disrupted if a natural disaster damages the public switch telephone network or terrestrial wireless networks or our ability to connect to the public switch telephone network or terrestrial wireless networks. Additionally, there are inherent dangers and risk associated with our satellite operations, including the risk of increased radiation. Any such failures or service disruptions could harm our business and results of operations.
We have been in the past from time to time, and may be in the future, subject to litigation and investigations that could have a substantial, adverse impact on our business.
From time to time we are subject to litigation, including claims related to our business activities. We have also been in the past from time to time, and may be in the future, subject to investigations by regulators and governmental agencies, including from the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security and the United States Immigration and Customs Enforcement. Irrespective of its merits, litigation and investigations may be both lengthy and disruptive to our operations and could cause significant expenditure and diversion of management attention. In our opinion there is no pending litigation, investigation, dispute or claim that could have a material adverse effect on our financial condition, results of operations or liquidity. However, we may be wrong in this assessment. Additionally, in the future we may become subject to additional litigation that could have a material adverse effect on our financial position and operating results, on the trading price of our securities and on our ability to access the capital markets.
We have had material weaknesses in our internal controls in the past and we cannot assure you that in the future additional material weaknesses will not recur, exist or otherwise be identified.
Our internal control processes, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that their objectives will be met. Therefore, we have had material weaknesses in our internal controls in the past and we cannot assure you that in the future additional material weaknesses will not recur, exist or otherwise be identified. We will continue to monitor the effectiveness of our processes, procedures and controls and will make changes as management determines appropriate. Effective internal controls are necessary for us to produce reliable financial reports. If we cannot produce reliable financial reports, our business and operating results may be adversely affected, investors may lose confidence in our reported financial information, there may be a negative effect on our stock price, and we may be subject to civil or criminal investigations and penalties, litigation, regulatory or enforcement actions by the SEC and the NYSE American.

Wireless devices’ radio frequency emissions are the subject of regulation and litigation concerning their environmental effects, which includes alleged health and safety risks. As a result, we may be subject to new regulations, demand for our services may decrease, and we could face liability based on alleged health risks.
There has been adverse publicity concerning alleged health risks associated with radio frequency transmissions from portable hand-held telephones that have transmitting antennas. Lawsuits have been filed against participants in the wireless industry alleging a number of adverse health consequences, including cancer, as a result of wireless phone usage. Other claims allege consumer harm from failures to disclose information about radio frequency emissions or aspects of the regulatory regimes governing those emissions. Although we have not been party to any such lawsuits, we may be exposed to such litigation in the future. While we comply with applicable standards for radio frequency emissions and power and do not believe that there is valid scientific evidence that use of our devices poses a health risk, courts or governmental agencies could determine otherwise. Any such finding could reduce our revenue and profitability and expose us and other communications service providers or device sellers to litigation, which, even if frivolous or unsuccessful, could be costly to defend.

If consumers’ health concerns over radio frequency emissions increase, they may be discouraged from using wireless handsets. Further, government authorities might increase regulation of wireless handsets as a result of these health concerns. Any actual or perceived risk from radio frequency emissions could reduce the number of our subscribers and demand for our products and services.
Risks Related to Government Regulations
Our business is subject to extensive government regulation, which mandates how we may operate our business and may increase our cost of providing services, slow our expansion into new markets and subject our services to additional competitive pressures.
Our ownership and operation of an MSS system are subject to significant regulation in the United States by the FCC and in foreign jurisdictions by similar authorities. Additionally, our use of our licensed spectrum globally is subject to coordination by the ITU. Our second-generation constellation has been licensed and registered in France. The rules and regulations of the FCC or these foreign authorities may change and may not continue to permit our operations as currently conducted or as we plan to conduct them. Further, certain foreign jurisdictions may decide to allow additional uses within our ITU-allocation of spectrum that may be incompatible with our continued provision of MSS.
Failure to provide services in accordance with the terms of our licenses or failure to operate our satellites, ground stations, or other terrestrial facilities (including those necessary to provide ancillary terrestrial component ("ATC") services) as required by our licenses and applicable government regulations could result in the imposition of government sanctions against us, up to and including cancellation of our licenses.
Our system requires regulatory authorization in each of the markets in which we or the IGOs provide service. We and the IGOs may not be able to obtain or retain all regulatory approvals needed for operations. Regulatory changes, such as those resulting from judicial decisions or adoption of treaties, legislation or regulation in countries where we operate or intend to operate, may also significantly affect our business. Because regulations in each country are different, we may not be aware if some of the IGOs and/or persons with which we or they do business do not hold the requisite licenses and approvals.
Our current regulatory approvals could now be, or could become, insufficient in the view of foreign regulatory authorities. Furthermore, any additional necessary approvals may not be granted on a timely basis, or at all, in all jurisdictions in which we wish to offer services, and applicable restrictions in those jurisdictions could become unduly burdensome.
Our operations are subject to certain regulations of the United States State Department’s Directorate of Defense Trade Controls (the export of satellites and related technical data), United States Treasury Department’s Office of Foreign Assets Control (financial transactions and transactions with sanctioned persons or countries), and the United States Commerce Department’s Bureau of Industry and Security (export of satellites and related technical data, our gateways and phones) and as well as other similar foreign regulations. These U.S. and foreign obligations and regulations may limit or delay our ability to offer products and services in a particular country. We may be required to provide U.S. and some foreign government law enforcement and security agencies with call interception services and related government assistance, in respect of which we face legal obligations and restrictions in various jurisdictions. These regulations may limit or delay our ability to operate in a particular country or engage in transactions with certain parties and may impose significant compliance costs. As new laws and regulations are issued, we may be required to modify our business plans or operations. If we fail to comply with these regulations in any country, we could be subject to sanctions that could affect, materially and adversely, our ability to operate in that country. Failure to obtain the authorizations necessary to use our assigned radio frequency spectrum and to distribute our products in certain countries could have a material adverse effect on our ability to generate revenue and on our overall competitive position.
Spectrum values historically have been volatile, which could cause the value of our business to fluctuate.
Our business plan includes forming strategic partnerships to maximize the use and value of our spectrum, network assets and combined service offerings in the United States and internationally. Value that we may be able to realize from these partnerships will depend in part on the value ascribed to our spectrum. Historically, valuations of spectrum in other frequency bands have been volatile, and we cannot predict the future value that we may be able to realize for our spectrum and other assets. In addition, to the extent that the FCC takes action that makes additional spectrum available or promotes the more flexible use or greater availability (e.g., via spectrum leasing or new spectrum sales) of existing satellite or terrestrial spectrum allocations, the availability of such additional spectrum could reduce the value that we may be able to realize for our spectrum.

Our business plan to use our licensed MSS spectrum to provide terrestrial wireless services depends upon action by third parties, which we cannot control.
Our business plan includes utilizing approximately 11.5 MHz of our licensed MSS spectrum to provide terrestrial wireless services, including mobile broadband applications, around the world. In support of these plans, in December 2016, the FCC adopted a report and order establishing rules that permit us to offer such services. In August 2017, the FCC granted Globalstar's MSS license modification application and granted Globalstar authority to provide terrestrial broadband services over its satellite spectrum at 2483.5 MHz to 2495.0 MHz. Globalstar's MSS licenses, including its terrestrial authority, are valid until 2024 and will need to be renewed at that time. In addition, we will need to comply with certain conditions in order to provide terrestrial broadband service under its MSS licenses, including obtaining FCC certifications for our equipment that will utilize this spectrum authority. We are seeking similar approvals in various foreign jurisdictions and have applied for licenses in countries serving approximately 340 million consumers but cannot guarantee that such applications will be successful. Additionally, Globalstar has commenced diligence efforts in numerous other countries. We are currently engaged in the process of selecting a strategic partner (or multiple partners) for operating these spectrum licenses. If we encounter delays in engaging one or more partners or other delays or obstacles in implementing our business plan to use licensed MSS spectrum to provide terrestrial wireless services, our anticipated future revenues and profitability could be reduced. We can provide no assurance that that we will be successful in monetizing the value of these licenses.
Other future regulatory decisions could reduce our existing spectrum allocation or impose additional spectrum sharing agreements on us, which could adversely affect our services and operations.
Under the FCC’s plan for MSS in our frequency bands, we must share frequencies in the United States with other licensed MSS operators. To date, there are no other authorized CDMA-based MSS operators and no pending applications for authorization. However, the FCC or other regulatory authorities may require us to share spectrum with other systems that are not currently licensed by the United States or any other jurisdiction. On February 11, 2013, Iridium filed its own petition for rulemaking seeking to have the FCC reallocate 2.725 MHz of “Big LEO” spectrum from 1616-1618.725 MHz to Iridium’s exclusive use. Subsequently, Iridium modified its petition, requesting the ability to share additional spectrum licensed to Globalstar at 1616-1618.725 MHz. On November 1, 2017, Iridium withdrew its petition for rulemaking without prejudice. There can be no assurance, however, that Iridium will not file a similar petition for rulemaking in the future that requests either the redesignation of some amount of our 1.6 GHz spectrum to Iridium’s exclusive use or the sharing of additional spectrum licensed to us. An adverse result in this proceeding could materially affect our ability to provide both Duplex and Simplex mobile satellite services.
We registered our second-generation constellation with the ITU through France rather than the United States. The French radio frequency spectrum regulatory agency, ANFR, submitted the technical papers filing to the ITU on our behalf in July 2009. As with the first-generation constellation, the ITU requires us to coordinate our spectrum assignments with other administrators and operators that use any portion of our spectrum frequency bands. We are actively engaged in but cannot predict how long the coordination process will take; however, we are able to use the frequencies during the coordination process in accordance with our national licenses.
In March 2014, the FCC adopted an order related to the 5 GHz band which, among other things, expanded the use of unlicensed terrestrial mobile broadband services within our C-band Forward Link (Earth Station to Satellite) which operates at 5091-5250 MHz. As part of this order, the FCC adopted certain technical requirements for the expanded unlicensed use within our licensed spectrum which were intended to protect our services from harmful interference. However, since the FCC order has been adopted, we have identified a noticeable increase in the ambient level of interference in the 5 GHz band. Although this increase does not currently affect the quality of our service to customers, should the noise floor rise above a certain level, we could experience a significant reduction in our satellite downlink capacity, resulting in degradation of quality of our service to customers. In May 2018, we petitioned the FCC to open a Notice of Inquiry to assess the potential future effects of continuing to allow unlicensed use of the 5 GHz band. Further, other regulatory jurisdictions internationally may also consider similar expanded unlicensed use in the 5 GHz band that may have a significant adverse impact on our ability to provide mobile satellite services.
If the FCC revokes, modifies or fails to renew or amend our licenses, our ability to operate may be curtailed.
We hold FCC licenses for the operation of certain of our satellites, our U.S. gateways and other ground facilities, and our mobile earth terminals that are subject to revocation if we fail to satisfy specified conditions or to meet prescribed milestones. The FCC licenses are also subject to modification by the FCC. There can be no assurance that the FCC will renew the FCC licenses we hold. If the FCC revokes, modifies or fails to renew or amend the FCC licenses we hold, or if we fail to satisfy any of the conditions of our respective FCC licenses, we may not be able to continue to provide mobile satellite communications services.

If our French regulator, or any other regulator, revokes, modifies or fails to renew or amend our licenses, our ability to operate may be curtailed.
We hold licenses issued by, and are subject to the continued regulatory jurisdiction of, the French Ministry for the Economy, Industry and Employment, French Ministry in charge of Space Activities ("MESR") and ARCEP, the French independent administrative authority of post and electronic communications regulations, for the operation of our second-generation satellites. These licenses are subject to revocation if we fail to satisfy specified conditions or to meet prescribed milestones. These licenses are also subject to modification by the French regulators. There can be no assurance that the French regulators will renew the licenses we hold. If the MESR and ARCEP or other French regulators revoke, modify or fail to renew or amend the licenses we hold, or if we fail to satisfy any of the conditions of our respective French licenses, we may not be able to continue to provide mobile satellite communications services which would have a material adverse effect on our business and operations.
Similarly, we hold certain licenses in each country within which we have ground infrastructure located. If we fail to maintain such licenses within any particular country, we may not be able to continue to operate the ground infrastructure located within that country which could prevent us from continuing to provide mobile satellite communications services within that region.
Further, if we operate in any country without a valid license, we could face regulatory fines and criminal sanctions. For example, ANATEL, the national telecommunications agency of Brazil, imposed a fine because we operated our gateway stations in Brazil without a valid license while we were working on renewing such license. In October 2018, this matter was referred to the Brazil federal authorities, who are currently performing an investigation, and could result in criminal sanctions. This investigation is at an early stage and we cannot predict the outcome of this investigation at this time.

Changes in international trade regulations and other risks associated with foreign trade could adversely affect our sourcing.
We source our products primarily from foreign contract manufacturers, with the largest concentration being in China. The adoption of regulations related to the importation of product, including quotas, duties, taxes and other charges or restrictions on imported goods, and changes in U.S. customs procedures could result in an increase in the cost of our products. Recently, the U.S. imposed increased tariffs on certain imports from China. While the current tariffs have not had a material impact on goods that we currently import from China, the current U.S. administration has proposed additional tariffs on a list of thousands of categories of products that may be imposed imminently and expressed a willingness for further tariffs on goods imported from China, including on additional items that we purchase. While it is too early to predict how the recently enacted, proposed and any future tariffs or any other trade restrictions will impact our business, such trade restrictions may result in lower gross margin on impacted products.
Additionally, delays in customs clearance of goods or the disruption of international transportation lines used by us could result in our inability to deliver goods to customers in a timely manner or the potential loss of sales altogether. Current or future social and environmental regulations or critical issues, such as those relating to the sourcing of conflict minerals from the Democratic Republic of the Congo or the need to eliminate environmentally sensitive materials from our products, could restrict the supply of components and materials used in production or increase our costs. Any delay or interruption to our manufacturing process or in shipping our products could result in lost revenue, which would adversely affect our business, financial condition or results of operations.
Risks Related to Our Common Stock
Our Common Stock is traded on the NYSE American but could be delisted in the future, which may impair our ability to raise capital.
Our Common Stock is listed on the NYSE American under the symbol “GSAT.” Broker-dealers may be less willing or able to sell and/or make a market in our Common Stock if delisting were to occur, which may make it more difficult for shareholders to dispose of, or to obtain accurate quotations for the price of, our Common Stock. Removal of our Common Stock from listing on the NYSE American may also make it more difficult for us to raise capital through the sale of our securities.
Additionally, if our Common Stock is not listed on a U.S. national stock exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market, holders of our 8.00% Senior Notes will have the option to require us to repurchase the notes, which we may not have sufficient financial resources to do.

Restrictive covenants in our Facility Agreement do not allow us to pay dividends on our Common Stock for the foreseeable future.
We do not expect to pay cash dividends on our Common Stock. Our Facility Agreement currently prohibits the payment of cash dividends. Any future dividend payments are within the discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our Common Stock.
The market price of our Common Stock is volatile and there is a limited market for our shares.
The trading price of our Common Stock is subject to wide fluctuations. Factors affecting the trading price of our Common Stock may include, but are not limited to:

•	actual or anticipated variations in our operating results;

•	failure in the performance of our current or future satellites;

•
changes in financial estimates by research analysts, or any failure by us to meet or exceed any such estimates, or changes in the recommendations of any research analysts that elect to follow our Common Stock or the common stock of our competitors;

•	actual or anticipated changes in economic, political or market conditions, such as recessions or international currency fluctuations;

•	actual or anticipated changes in the regulatory environment affecting our industry;

•	actual or anticipated sales of common stock by our controlling stockholder or others;

•	changes in the market valuations of our industry peers; and

•	announcement by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.

The trading price of our Common Stock may also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Our stockholders may be unable to resell their shares of our Common Stock at or above the initial purchase price. Additionally, because we are a controlled company there is a limited market for our Common Stock, and we cannot assure our stockholders that a trading market will develop further or be maintained. In periods of low trading volume, sales of significant amounts of shares of our Common Stock in the public market could lower the market price of our stock.
If you purchase our Common Stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
If you purchase Common Stock in this offering, you will pay more for your shares than our net tangible book value per share. Based upon a public offering price of $0.35 per share, you will incur immediate dilution of $0.05 per share, representing the difference between the public offering price and our as adjusted net tangible book value per share as of September 30, 2018. Furthermore, if the underwriter exercises its option to purchase additional shares of our Common Stock, you could experience further dilution. You will experience additional dilution upon exercise of options to purchase shares of Common Stock under our 2006 Equity Incentive Plan, or if we otherwise issue additional shares of our Common Stock or other securities exercisable or exchangeable for, or convertible into, shares of our Common Stock. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

The future issuance of additional shares of our Common Stock could cause dilution of ownership interests and adversely affect our stock price.
We may issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our current stockholders. We are authorized to issue 1.9 billion shares of Common Stock (400 million are designated as nonvoting) and 100 million shares of preferred stock. As of September 30, 2018, approximately 1.27 billion shares of voting common stock and no shares of nonvoting common stock were issued and outstanding. As of September 30, 2018, there were 734.4 million shares of voting common stock available for future issuance, of which approximately 163.2 million shares were contingently issuable upon the exercise of stock options, the conversion of convertible notes, and the vesting of restricted stock awards. The potential issuance of additional shares of Common Stock may create downward pressure on the trading price of our Common Stock. We may issue additional shares of our Common Stock or other securities that are convertible into or exercisable for Common Stock for capital raising or other business purposes. Future sales of substantial amounts of Common Stock, or the perception that sales could occur, could have a material adverse effect on the price of our Common Stock.
We have issued and may issue shares of preferred stock or debt securities with greater rights than our Common Stock.
Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our Common Stock. Currently, there are 100 million shares of preferred stock authorized. Any preferred stock that is issued may rank ahead of our Common Stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than holders of our Common Stock.
If persons engage in short sales of our Common Stock, the price of our Common Stock may decline.
Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of Common Stock could cause even greater declines in the price of our Common Stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our Common Stock. Holders of our securities could, therefore, experience a decline in the value of their investment as a result of short sales of our Common Stock.
Provisions in our charter documents and Facility Agreement and Delaware corporate law may discourage takeovers, which could affect the rights of holders of our Common Stock and convertible notes.
Provisions of Delaware law and our amended and restated certificate of incorporation, amended and restated bylaws (after giving effect to the changes required by the Settlement Agreement) and our Facility Agreement and indenture could hamper a third party’s acquisition of us or discourage a third party from attempting to acquire control of us. These provisions include:

•	the election of our Minority Directors by a plurality of the vote of our stockholders other than Thermo;

•
the requirement that (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries and (ii) any sale or transfer of a material amount of assets of Company or any sale or transfer of assets of any of its subsidiaries which are material to the Company has to be approved by the Strategic Review Committee until such time as Thermo no longer beneficially owns at least 45% of our Common Stock;

•
the ability of our board of directors to issue preferred stock with voting rights or with rights senior to those of the Common Stock without any further vote or action by the holders of our Common Stock;

•	the division of our board of directors into three separate classes serving staggered three-year terms;

•
the ability of our stockholders, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, to remove our directors only for cause by the holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote in the election of directors;

•	prohibitions, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, on our stockholders acting by written consent;

•	prohibitions on our stockholders calling special meetings of stockholders or filling vacancies on our board of directors;

•
the requirement, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, that our stockholders must obtain a super-majority vote to amend or repeal our amended and restated certificate of incorporation or bylaws;

•
change of control provisions in our Facility Agreement, which provide that a change of control will constitute an event of default and, unless waived by the lenders, will result in the acceleration of the maturity of all indebtedness under that agreement;

•	change of control provisions relating to our 8.00% Senior Notes, which provide that a change of control will permit holders of those notes to demand immediate repayment; and

•
change of control provisions in our 2006 Equity Incentive Plan, which provide that a change of control may accelerate the vesting of all outstanding stock options, stock appreciation rights and restricted stock.

We also are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. This provision does not apply to Thermo, which became our principal stockholder prior to our initial public offering.
These provisions also could make it more difficult for you and our other stockholders to take other corporate actions, and could limit the price that investors might be willing to pay in the future for shares of our Common Stock.
We are controlled by Thermo, whose interests may conflict with yours.
As of September 30, 2018, Thermo owned approximately 53% of our outstanding Common Stock. Additionally, Thermo owns convertible notes that may be converted into additional shares of common stock. Thermo is able to control the vote on the election of certain members of our board of directors and on numerous other matters, including significant corporate transactions such as the approval of a merger or other transaction involving our sale, so long as these transactions are not between Thermo and Globalstar and until such time as Thermo shall no longer be the beneficial owner of 45% or more of our outstanding Common Stock.
We have depended substantially on Thermo to provide capital to finance our business. Thermo has agreed to purchase 140,970,321 shares of our Common Stock offered in this offering at the public offering price, which includes shares representing its pro rata ownership and backstop commitment. After this offering, Thermo will beneficially own approximately 56.5% of our outstanding Common Stock, if the underwriter does not exercise its option to purchase additional shares. Additionally, in 2006 and 2007, Thermo purchased an aggregate of $200 million of Common Stock at prices substantially above market. On December 17, 2007, Thermo assumed all of the obligations and was assigned all of the rights (other than indemnification rights) of the administrative agent and the lenders under our amended and restated credit agreement. To fulfill the conditions precedent to our Facility Agreement, in 2009, Thermo converted the loans outstanding under the credit agreement into equity and terminated the credit agreement. In addition, Thermo and its affiliates deposited $60.0 million in a contingent equity account to fulfill a condition precedent for borrowing under the Facility Agreement, purchased $20.0 million of our 5.0% Notes, which were subsequently converted into shares of Common Stock in 2013, purchased $11.4 million of our 8.00% Senior Notes, loaned us $37.5 million to fund our debt service reserve account under the Facility Agreement, and funded a total of $65.0 million during 2013 pursuant to the terms of the Equity Commitment, Restructuring and Consent Agreement, the Common Stock Purchase Agreement, and the Common Stock Purchase and Option Agreement. In June 2017, Thermo purchased $33 million of our Common Stock to provide funds required by our lenders to obtain an amendment to our Facility Agreement. In October 2017, Thermo purchased a total of 27.6 million shares of our common stock at a purchase price of $43.3 million in connection with our public stock offering.
Thermo is controlled by James Monroe III, our Executive Chairman. Through Thermo, Mr. Monroe holds equity interests in, and serves as an executive officer or director of, a diverse group of privately-owned businesses not otherwise related to us. We reimburse Thermo and Mr. Monroe for certain third party, documented, out of pocket expenses they incur in connection with our business.
The interests of Thermo may conflict with the interests of our other stockholders. Thermo may take actions it believes will benefit its equity investment in us or loans to us even though such actions might not be in your best interests as a holder of our Common Stock.

Risks Related to This Offering

Eighty percent of the proceeds from this offering will be placed in a restricted account for the benefit of our lenders; we may have additional liquidity needs to fulfill our business plan.

Pursuant to the Amended and Restated BPIFAE Facility Agreement dated as of June 30, 2017 (the “Facility Agreement”), we are required to deposit 80% of the net cash proceeds received from this offering as well as any other equity issuance, subordinated indebtedness or any equity contribution to us or one of our subsidiaries through December 31, 2019 into a restricted account that may only be used to pay obligations under the Facility Agreement, rather than being used for other business purposes. The remaining 20% of the proceeds received from this offering and any other proceeds raised as described in the previous sentence may not be sufficient liquidity to meet our long-term business plans. Accordingly, we will place 80% of the net proceeds of this offering in this restricted account and expect to use it, together with cash on hand, to pay principal and interest due under the Facility Agreement in December 2018, and 80% of proceeds from any additional equity offering or offerings consummated before December 31, 2019 will be placed into this restricted account as well.

Management will have broad discretion as to the use of the remaining proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the remaining net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the implementation of our business plan and cause the price of our Common Stock to decline.

The effect of the issuance of our shares of Common Stock in this offering may be to lower the market price of our Common Stock.

In this offering, we are offering 171,428,571 shares of our Common Stock and up to 197,142,856 shares of Common Stock if the underwriter exercises its option to purchase additional shares in full. These sales of our Common Stock could cause the market price of our Common Stock to decline. In addition, the market price of our Common Stock could be further negatively affected by resales of our Common Stock by the underwriter or its affiliates as described above, or other short sales of our Common Stock.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our Common Stock to drop significantly, even if our business is performing well.
Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. After this offering, we will have outstanding 1,437,050,859 shares of Common Stock, based on 1.27 billion shares outstanding as of September 30, 2018, assuming the underwriter does not exercise its option to purchase additional shares. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Pursuant to the Settlement Agreement, Thermo, Mudrick Capital, and Warlander have respectively agreed to purchase 140,970,321, 14,849,954 and 7,471,153 shares of our Common Stock at the public offering price for total settlement amounts of $49.3 million, $5.2 million and $2.6 million, respectively, which include shares representing their respective pro rata ownership and backstop commitment. Of the remaining shares, shares held by our directors, executive officers and Thermo Funding II LLC and its affiliate entities are subject to a contractual lock-up with the underwriter for this offering for a period of 90 days from the date of this prospectus supplement but the lock-up is subject to certain restrictions. The Resigning Directors shall only be subject to a lock-up period which expires on the earlier of five business days after their resignation from the Board of Directors, which is expected to occur promptly upon affirmation by the Plaintiffs that the due diligence condition under the Settlement Agreement has been satisfied, or 90 days from the date of this prospectus supplement. See “Underwriting.” These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of the lock-up period or release from the lock-up by Cantor Fitzgerald & Co. in its sole discretion.

If securities analysts do not publish research or reports about our business or if they downgrade our company or our sector, the price of our Common Stock could decline.
The trading market for our Common Stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not influence or control the reporting of these analysts. If one or more of the analysts who do cover us downgrade or provide a negative outlook on Globalstar or our industry, change their views regarding the stock of any of our competitors or other companies in our industry, or publish inaccurate or unfavorable research about our business, the price of our Common Stock could decline. If one or more of these analysts ceases coverage of Globalstar or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause the price of our Common Stock to decline.

USE OF PROCEEDS
At a public offering price of $0.35 per share, we estimate that the net proceeds to us from this offering will be approximately $58,900,000 (or $67,800,000 if the underwriter exercises its option to purchase additional shares in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

As required under our Facility Agreement (as hereinafter defined), 80% of the net proceeds from this offering will be deposited into a restricted account that may only be used to pay debt service obligations. We intend to use this amount, together with cash on hand, to fund the approximately $53 million principal and interest payment due in December 2018 under our Facility Agreement. Depending on whether and when the underwriter exercises its option to purchase additional shares, the portion of the offering proceeds deposited in the restricted account may not be sufficient to pay the full amount of principal and interest due, in which case we will use cash on hand to pay the balance. The remainder of the proceeds from this offering will be used for general corporate purposes. We also expect the proceeds to qualify as an Equity Cure Contribution, allowing us to remain in compliance with the covenants under our Facility Agreement as of December 31, 2018. As of September 30, 2018, the Facility Agreement accrued interest at a rate of LIBOR plus 3.75% and we had $428.3 million principal amount outstanding under the Facility Agreement. Our obligations under the Facility Agreement mature in December 2022.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2018:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering (without giving effect to the underwriter's overallotment option) and the use of the proceeds therefrom as set forth in “Use of Proceeds”.
You should read the following table in conjunction with the section entitled “Use of Proceeds” in conjunction with our consolidated financial statements and the notes to our financial statements included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2018
(in thousands except par value and share data)	Actual	As Adjusted (1)
	(Unaudited)
Cash and cash equivalents	$20,462	$32,242
Restricted cash and cash equivalents	52,934	100,054
Long-term debt
Facility Agreement	401,508	401,508
Loan Agreement with Thermo	92,476	92,476
8.00% Senior Notes	1,363	1,363
Less current portion	(87,732)	(87,732)
Total long-term debt	407,615	407,615
Stockholders' equity:
Preferred stock of $.0001 par value, 100,000,000 shares authorized; none issued and outstanding, actual and as adjusted	—	—
Series A Preferred Convertible Stock of $0.0001 par value; one share authorized and none issued and outstanding, actual and as adjusted	—	—
Voting Common Stock of $0.0001 par value; 1,500,000,000 shares authorized; 1,265,622,288 shares issued and outstanding, actual, and 1,437,050,859 shares issued and outstanding, as adjusted	127	144
Nonvoting Common Stock of $0.0001 par value; 400,000,000 shares authorized and none issued and outstanding actual and as adjusted	—	—
Additional paid-in capital	1,874,384	1,933,267
Accumulated other comprehensive loss	(4,139)	(4,139)
Retained deficit	(1,478,272)	(1,478,272)
Total stockholders' equity	392,100	451,000
Total capitalization	$799,715	$858,615

(1)
For purposes of this table, we have assumed that 80% of the net proceeds from this offering will be used for deposits into a restricted account that may only be used to repay indebtedness under our Facility Agreement, and the remainder will be used for general corporate purposes. If the underwriter exercises its option to purchase up to an additional 25,714,285 shares of Common Stock, 80% of the net proceeds from the exercise of such option would be used to repay indebtedness under our Facility Agreement, and the remainder would be used for general corporate purposes.

DILUTION
If you invest in our Common Stock in this offering, your interest will be diluted to the extent of the difference between the price per share that you pay and the net tangible book value per share of our Common Stock immediately after this offering.
As of September 30, 2018, our net tangible book value was $369.2 million, or $0.29 per share of Common Stock. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our Common Stock. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of our Common Stock immediately after this offering. After giving effect to the sale of shares of Common Stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2018 would have been approximately $428.1 million, or approximately $0.30 per share of Common Stock. This represents an immediate increase in net tangible book value of $0.01 per share to our existing stockholders and an immediate dilution of $0.05 per share to investors participating in this offering.
The following table illustrates this dilution on a per share basis to new investors:

Offering price per share		$0.35
Net tangible book value per share as of September 30, 2018	$0.29
Increase in net tangible book value per share attributable to this offering	0.01
As adjusted net tangible book value per share on September 30, 2018 after this offering	0.30
Dilution per share to investors purchasing Common Stock in this offering	$0.05
If the underwriter exercises its option to purchase additional shares of our Common Stock in full in this offering, the increase in as adjusted net tangible book value per share to existing stockholders would be less than $0.01 per share and the dilution to purchasers of Common Stock in this offering would be $0.05 per share.
The discussion and table above is calculated based on 1.27 billion shares of our Common Stock outstanding as of September 30, 2018, and exclude as of that date:

•
1.9 million shares of our Common Stock issuable upon conversion of our 8.00% Senior Notes (assuming all holders thereof opt to convert), which can be converted at the holders’ option thereof into Common Stock at a price of $0.73 (as adjusted to $0.69 following this offering based on the terms in the indenture) per share of Common Stock;

•	2.3 million shares of our Common Stock may be issued pursuant to outstanding equity awards under our 2006 Equity Incentive Plan;

•
159.0 million shares of our Common Stock issuable upon conversion of our Loan Agreement with Thermo (assuming all holders thereof opt to convert), which can be converted at the holders’ option thereof into Common Stock at a price of $0.73 (as adjusted to $0.69 following this offering based on the terms in the indenture) per share of Common Stock; and

•	issuance of additional shares of Common Stock subsequent to September 30, 2018.

Thermo, Mudrick Capital and Warlander have agreed to purchase 140,970,321, 14,849,954 and 7,471,153 shares of our Common Stock, respectively, which include shares representing their respective pro rata ownership and backstop commitment, at the public offering price for total settlement amounts of $49.3 million, $5.2 million and $2.6 million, respectively. Thermo is our controlling shareholder and is controlled by James Monroe III, our Executive Chairman.

New investors will experience further dilution if any of our outstanding options are exercised or new options are issued and exercised under our 2006 Equity Incentive Plan. Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital in this manner, the issuance of such securities could result in further dilution of stockholders.

PRICE RANGE OF COMMON STOCK
Our Common Stock has traded on the NYSE American under the symbol “GSAT” since April 2014. The following table sets forth the high and low closing prices for our Common Stock as reported for each fiscal quarter during the periods indicated.

Quarter Ended:	High	Low
March 31, 2016	$1.60	$1.00
June 30, 2016	$2.75	$0.94
September 30, 2016	$1.56	$1.09
December 31, 2016	$1.84	$0.77

March 31, 2017	$1.77	$1.35
June 30, 2017	$2.44	$1.61
September 30, 2017	$2.18	$1.60
December 31, 2017	$1.87	$1.15

March 31, 2018	$1.34	$0.69
June 30, 2018	$0.82	$0.45
September 30, 2018	$0.56	$0.42

On December 18, 2018, 2018, the last reported sale price of our Common Stock on NYSE American was $0.36 per share. As of December 18, 2018, we had approximately 241 holders of record of our Common Stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY
We have never declared or paid cash dividends on our Common Stock. Our Facility Agreement prohibits us from paying dividends. We currently anticipate that we will retain all future earnings to fund the operations of our business and do not anticipate paying dividends on the Common Stock in the foreseeable future.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Common Stock issued pursuant to this offering. This discussion is not a complete analysis of all potential United States federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax and does not address any gift tax or estate tax, consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus supplement. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not requested any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary.
This discussion is limited to non-U.S. holders who purchase our Common Stock issued pursuant to this offering and who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular non-U.S. holder in light of such non-U.S. holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the United States federal income tax laws, including, without limitation, certain former citizens or long-term residents of the United States, partnerships or other pass-through entities or the investors in such entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities or commodities, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own, or have owned, actually or constructively, more than 5% of our common stock and persons holding our Common Stock as part of a conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.
If an entity or arrangement that is classified as a partnership for United States federal income tax purposes holds our Common Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Common Stock and partners in such partnerships are urged to consult their tax advisors as to particular United States federal income tax consequences to them of holding and disposing of our Common Stock.
PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS OR UNDER ANY APPLICABLE TAX TREATY.
Definition of Non-U.S. Holder
For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Common Stock that is neither a “United States person” nor a partnership (including any entity or arrangement treated as a partnership) for United States federal income tax purposes. A United States person is any of the following:
•an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•
a trust (1) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Distributions on our Common Stock
If we make cash or other property distributions on our Common Stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s tax basis in our Common Stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our Common Stock and will be treated as described under the section of this prospectus supplement entitled “Gain on Disposition of Our Common Stock” below.
Dividends (out of earnings and profits) paid to a non-U.S. holder of our Common Stock generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN or Form W-8BEN-E (or other applicable successor form) including a United States taxpayer identification number and certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Non-U.S. holders that do not timely provide the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Notwithstanding the foregoing, if a non-U.S. holder holds our Common Stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Common Stock are effectively connected with such non-U.S. holder’s United States trade or business (and are attributable to such non-U.S. holder’s permanent establishment in the United States if required by an applicable income tax treaty), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a properly executed IRS Form W-8ECI (or applicable successor form).
Any dividends paid on our Common Stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Distributions on our Common Stock are also subject to the discussions below regarding backup withholding and FATCA withholding.

Gain on Disposition of our Common Stock
Subject to the discussions below regarding backup withholding and FATCA withholding a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our Common Stock, unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•
our Common Stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Common Stock, and our Common Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes; however, there can be no assurance that we will not become a USRPHC or, if we become a USRPHC, that our Common Stock will be treated as regularly traded.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain United States-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our Common Stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Unless a non-U.S. holder complies with certification procedures to establish that the non-U.S. holder is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a disposition of our Common Stock.
Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Common Stock provided the non-U.S. holder furnishes the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI or other appropriate IRS Form W-8, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person who is not an exempt recipient. Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a United States tax advisor regarding the possibility of and procedure for timely filing a claim to obtain a refund or a credit against the non-U.S. holder’s United States federal income tax liability, if any.
FATCA
Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a United States federal withholding tax of 30% on certain payments, including dividends paid on our Common Stock, made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or an exemption applies. FATCA also generally imposes a United States federal withholding tax of 30% on certain payments, including dividends paid on our Common Stock, made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying the direct and indirect “substantial United States owners” of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Under recently proposed Treasury Regulations on which taxpayers may rely until final Treasury Regulations are issued, these withholding taxes will not be imposed on gross proceeds from sales or other dispositions of our Common Stock; however there can be no assurance that these proposed Treasury Regulations will not be withdrawn or that final Treasury Regulations will not provide that these withholding taxes may be imposed on such gross proceeds.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated December 19, 2018, between us and Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, as underwriter of this offering, we have agreed to sell to Cantor Fitzgerald & Co., and Cantor Fitzgerald & Co. has agreed to purchase from us, 171,428,571 shares of Common Stock.

The underwriting agreement provides that the obligations of Cantor Fitzgerald & Co. are subject to certain conditions precedent such as the receipt by Cantor Fitzgerald & Co. of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. We have agreed to indemnify Cantor Fitzgerald & Co. and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Cantor Fitzgerald & Co. may be required to make in respect of those liabilities.

Cantor Fitzgerald & Co. is offering the shares of Common Stock subject to its acceptance of the shares of Common Stock from us and subject to prior sale. Cantor Fitzgerald & Co. reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, Cantor Fitzgerald & Co. has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

Thermo, Mudrick Capital and Warlander have agreed to purchase 140,970,321, 14,849,954 and 7,471,153 shares of our Common Stock, respectively, which include shares representing their respective pro rata ownership and backstop commitment, at the public offering price for total settlement amounts of $49.3 million, $5.2 million and $2.6 million, respectively.

Option to Purchase Additional Shares

We have granted to Cantor Fitzgerald & Co. an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 25,714,285 shares of Common Stock from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions.

Commission and Expenses

Cantor Fitzgerald & Co. has advised us that it proposes to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include Cantor Fitzgerald & Co., at that price less a concession not in excess of $0.00315 per share of Common Stock. After the initial offering, Cantor Fitzgerald & Co. may change the offering price and other selling terms.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay Cantor Fitzgerald & Co. and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of Cantor Fitzgerald & Co.’s option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$0.35	$0.35	$59,999,999.85	$68,999,999.85
Underwriting discounts and commissions	$0.00525	$0.00525	$900,000.00	$1,035,000.00
Proceeds to us, before expenses	$0.34475	$0.34475	$59,099,999.85	$67,964,999.85

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $200,000. We have also agreed to reimburse the underwriter for certain of its expenses relating to clearance of this offering with the Financial Industry Regulatory Authority and other legal expenses in an aggregate amount not to exceed $180,000.
Listing
Our Common Stock is listed on the NYSE American under the trading symbol “GSAT”.

No Sales of Similar Securities
We, our directors and executive officers and Thermo Capital Partners LLC and its affiliated entities that own our Common Stock have agreed that, without the prior written consent of Cantor Fitzgerald & Co., we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”), provided that with respect to the Resigning Directors, the “restricted period” shall mean the period ending on the earlier of five business days after their resignation from the Board of Directors, which is expected to occur promptly upon affirmation by the Plaintiffs that the due diligence condition under the Settlement Agreement has been satisfied, or 90 days after the date of this prospectus supplement:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock;

•	publicly disclose the initiation of doing any of the foregoing; or

•
make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock or publicly disclose the intention of doing any of the foregoing without prior written consent of Cantor Fitzgerald.

The foregoing applies whether or not any such transaction described in the first two clauses above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. We have also agreed to not file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. In addition, each such person agrees that, without the prior written consent of Cantor Fitzgerald & Co., such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.
The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriter;

•
transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions;

•	transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift;

•
distribution of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or distributions of shares of Common Stock or any security convertible into Common Stock to members, limited partners, stockholders or holders of similar equity interests of, or to any other affiliate or entity controlled or managed by, or under common control or management with, the donor; provided that in the case of any transfer or distribution pursuant to this clause, (i) each donee or distributee shall agree to be bound by these same restrictions until the expiration of the restricted period and (ii) no filing under Section 16(a) of the Exchange Act or other public announcement, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the restricted period;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the restricted period; or

•
with respect to certain officers and directors, the transfer of shares of Common Stock to the Company upon the exercise of options or warrants, on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such exercise; provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be voluntarily made during the Restricted Period (other than a filing on Form 4 that clearly indicates such transfer was made in order to satisfy “cashless,” “net exercise” or tax withholding obligations in connection with the exercise of shares of Common Stock.

Cantor Fitzgerald & Co., in its sole discretion, may release the Common Stock and other securities subject to the lockup agreements described above in whole or in part at any time.

Market Making, Stabilization and Other Transactions

Cantor Fitzgerald & Co. may make a market in the Common Stock as permitted by applicable laws and regulations. However, Cantor Fitzgerald & Co. is not obligated to do so, and Cantor Fitzgerald & Co. may discontinue any market-making activities at any time without notice in its sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Common Stock, that you will be able to sell any of the Common Stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

Cantor Fitzgerald & Co. has advised us that it, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of our Common Stock in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares of our Common Stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option to purchase additional shares.
“Naked” short sales are sales in excess of the option to purchase additional shares of our Common Stock. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of our Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of shares of Common Stock on behalf of the underwriter for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Stock. The underwriter is not obligated to engage in these activities and, if commenced, may end any of these activities at any time.
Passive Market Making
The underwriter may also engage in passive market making transactions in our Common Stock on the NYSE American in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our Common Stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Common Stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and, if commenced, may end passive market making activities at any time.
Electronic Distribution
A prospectus supplement in electronic format may be made available by e-mail or on the web sites or through online services maintained by the underwriter or its affiliates. The underwriter may agree with us to allocate a specific number of shares of Common Stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by any of the underwriter’s affiliates is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.
Other Activities and Relationships
Cantor Fitzgerald & Co. and certain of its affiliates are full service financial institutions engaged in a wide range of activities for their own accounts and the accounts of customers, which may include, among other things, corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. Cantor Fitzgerald & Co. and certain of its affiliates have, from time to time, performed, and may in the future perform, various investment banking and financial advisory services for us and our affiliates, for which it received or will receive customary fees and expenses.
In addition, in the ordinary course of its business, Cantor Fitzgerald & Co. and its affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products. Such investment and securities activities may involve our securities and instruments. Cantor Fitzgerald & Co. and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Stamp Taxes
If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.
Selling Restrictions
Canada
This prospectus supplement constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the common stock. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus supplement or on the merits of the common stock and any representation to the contrary is an offence.
Canadian investors are advised that this prospectus supplement has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus supplement is exempt from the requirement that the Company and the underwriter(s) provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the common stock in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of the common stock acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the common stock will be deemed to have represented to the Company and the underwriter(s) that the investor (i) is purchasing the common stock as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this prospectus supplement does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the common stock and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the common stock or with respect to the eligibility of the common stock for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus supplement), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•
a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area , no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the relevant competent authority in that Member State in accordance with the Prospectus Directive, except that an offer of such securities may be made to the public in that Member State:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•
to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

•
to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

•	where no consideration is given for the transfer; or

•	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Israel

This document does not constitute a prospectus supplement under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors (as defined in the Prospectus Directive) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the “Order”, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated or caused to be communicated. Each such person is referred to herein as a “Relevant Person”.

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Taft Stettinius & Hollister LLP, Cincinnati, Ohio. The underwriter is being represented by Shearman & Sterling LLP of New York, New York, in connection with this offering.

EXPERTS

The consolidated financial statements of Globalstar,  Inc. as of December 31, 2017 and 2016 and for each of the years in the three year period ended December 31, 2017 and the effectiveness of Globalstar,  Inc.’s internal control over financial reporting as of December 31, 2017 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated in this prospectus supplement by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a Registration Statement on Form S-3 that we filed with the SEC. The Registration Statement that contains this prospectus supplement and the accompanying prospectus, including the exhibits to the Registration Statement, contains additional information about us and the Common Stock offered by this prospectus supplement and the accompanying prospectus.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our public filings, including reports, proxy and information statements, are also available on the SEC’s website at http://www.sec.gov. Our website address is www.globalstar.com. The information contained in, or accessible through, the website does not constitute a part of this prospectus supplement. We included the website address in this prospectus supplement solely as an inactive textual reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 001-33117):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 23, 2018;

•
Our Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2018, filed with the SEC on May 10, 2018, (ii) June 30, 2018, filed with the SEC on August 2, 2018, and (iii) September 30, 2018, filed with the SEC on November 1, 2018;

•	Our Definitive Proxy Statement on Schedule 14A filed on April 5, 2018;

•
Our Current Reports on Form 8-K filed with the SEC on May 4, 2018, May 23, 2018, August 1, 2018, September 4, 2018 and, except with respect to Item 7.01, which was furnished and not filed, our Current Report on Form 8-K filed with the SEC on December 17, 2018; and

•
The description of our Common Stock set forth in our registration statement on Form 8-A filed with the SEC on October 30, 2006, including any amendments thereto or reports filed for the purpose of updating this information.

We also incorporate by reference into this prospectus supplement all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the termination of the offering of the securities made by this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Definitive Proxy Statements on Schedule 14A.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.
You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Globalstar, Inc.
Attention: Investor Relations
300 Holiday Boulevard
Covington, Louisiana 70433
Telephone: (985) 335-1538

PROSPECTUS

GLOBALSTAR, INC.

Debt Securities
Preferred Stock
Common Stock
Warrants

        We or one or more selling securityholders to be identified in the future, may offer and sell the securities listed above from time to time in one or more offerings and in one or more classes or series. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

        This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

        We may sell these securities on a continuous or delayed basis directly or through agents, underwriters or dealers, or through a combination of these methods. See "Plan of Distribution." The prospectus supplement will list any agents, underwriters or dealers that may be involved, the compensation they will receive and the nature of any underwriting agreement. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering, and the price per share or unit of the securities being offered. You should read carefully this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

        Investing in any of our securities involves risk. Before buying our securities, you should refer to the Risk Factors included in our most recent Annual Report and our other periodic reports, in supplements to this prospectus and in other information filed by us with the Securities and Exchange Commission.

        Our common stock is listed on the NYSE American under the symbol "GSAT."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 4, 2017.

        You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement and any related free writing prospectus. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Unless otherwise specified, references to any free writing prospectus refer to a free writing prospectus that we have authorized to be provided to you in connection with an offering. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the front cover of such document, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any free writing prospectus, or any sale of a security.
ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC, using a "shelf" registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. A prospectus supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any free writing prospectus) any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus, together with additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" before buying any of the securities being offered.

Our Business

        Globalstar, Inc. provides Mobile Satellite Services ("MSS") including voice and data communications services globally via satellite. By providing wireless communications services in areas not served or underserved by terrestrial wireless and wireline networks and in circumstances where terrestrial networks are not operational due to natural or man-made disasters, we seek to meet our customers' increasing desire for connectivity. We offer voice and data communication services over our network of in-orbit satellites and our active ground stations ("gateways"), which we refer to collectively as the Globalstar System.

        We currently provide the following communications services via satellite. These services are available only with equipment designed to work on our network:

•	two-way voice communication and data transmissions ("Duplex") using mobile or fixed devices; and

•	one-way data transmissions ("Simplex") using a mobile or fixed device that transmits its location and other information to a central monitoring station, including certain SPOT and Simplex products.

        We were formed as a Delaware limited liability company in November 2003, and were converted into a Delaware corporation on March 17, 2006. Unless we specifically state otherwise, all information in this prospectus is presented as if we were a corporation throughout the relevant periods.

        In most of the world, we have authority to operate a wireless communications network via satellite over 27.85 MHz of radio spectrum, which is comprised of two blocks of contiguous global radio frequencies. In the United States, the FCC has authorized us to use 25.225 MHz. We refer to our licensed radio frequencies as our "spectrum."

        Our constellation of Low Earth Orbit satellites includes second-generation satellites, which were launched and placed into service during the years 2010 through 2013 after a $1.1 billion investment, and certain first-generation satellites.

        Due to the specific design of the Globalstar System (and based on customer input), we believe that we offer the one of the best voice quality among our peer group. We define a successful level of service for our customers by their ability to make uninterrupted calls of average duration for a system-wide average number of minutes per month. Our goal is to provide service levels and call success rates equal to or better than our MSS competitors so our products and services are attractive to potential customers. We define voice quality as the ability to easily hear, recognize and understand callers with imperceptible delay in the transmission. By this measure, we believe our system outperforms geostationary ("GEO") satellites used by some of our competitors. Due to the difference in signal travel distance, GEO satellite signals must travel approximately 42,000 additional nautical miles, which introduces considerable delay and signal degradation to GEO calls. For our competitors using cross-linked satellite architectures, which require multiple inter-satellite connections to complete a call, signal degradation and delay can result in compromised call quality as compared to that experienced over the Globalstar System.

        We compete aggressively on price. We offer a range of price-competitive products to the industrial, governmental and consumer markets. We expect to retain our position as the low cost, high quality leader in the MSS industry.

        Our satellite communications business, by providing critical mobile communications to our subscribers, serves principally the following markets: recreation and personal; government; public safety and disaster relief; oil and gas; maritime and fishing; natural resources, mining and forestry; construction; utilities; and transportation.

        At December 31, 2016 and June 30, 2017, we served approximately 689,000 and 704,000 subscribers, respectively. We count "subscribers" based on the number of devices that are subject to agreements which entitle them to use our voice or data communications services rather than the number of persons or entities who own or lease those devices.

        Our products and services are sold through a variety of independent agents, dealers and resellers, and independent gateway operators ("IGOs"). We have distribution relationships with a number of "Big Box" and online retailers and other similar distribution channels.

        Our revenue for the years ended December 31, 2016, 2015 and 2014 was $96.9 million, $90.5 million and $90.1 million, respectively. Our net income (loss) for the years ended December 31, 2016, 2015 and 2014 was ($132.6) million, $72.3 million and ($462.9) million, respectively. Our revenue for the six months ended June 30, 2017 and 2016 was $52.8 million and $46.9 million, respectively. Our net loss for the six months ended June 30, 2017 and 2016 was $118.9 million and $12.8 million, respectively.

        Our principal executive offices are located at 300 Holiday Square Blvd., Covington, Louisiana 70433 and our telephone number at that address is (985) 335-1500.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to the "Company," "Globalstar," "we" or "our" are to Globalstar, Inc. and its subsidiaries.

The Securities We May Offer

        We may offer shares of our common stock and preferred stock, debt securities and/or warrants, either individually or in combination, from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

•
conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	certain federal income tax considerations.

        A prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement or free writing prospectus shall offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        We may sell the securities directly or through underwriters, dealers or agents. We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

        Common Stock.    We may issue shares of our common stock from time to time. Under our amended and restated certificate of incorporation, we may issue both voting and non-voting common stock. Holders of our voting common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any then outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

        Preferred Stock.    We may issue shares of our preferred stock from time to time, in one or more series. Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

        We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in a certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement (and any related free writing prospectus) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

        Debt Securities.    We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in the right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock, preferred stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        The debt securities will be issued under one or more documents called indentures, which are contracts between us and U.S. Bank, National Association, as trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplement (and any related free writing prospectus) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

        Warrants.    We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

        The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplement (and any related free writing prospectus) related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be filed as exhibits to the registration statement of which the prospectus is a part of or will be incorporated by reference from reports we wile with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC (File No. 1-33117) pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any documents that are filed at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Room of the SEC at its Washington address. Please call the SEC at l-800-SEC-0330 for further information.

        Our filings are also available to the public through the SEC's website at http://www.sec.gov. And in the investor relations portion of our website at www.globalstar.com. The information on our website is not part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Definitive Proxy Statement on Schedule 14A filed April 6, 2017;

•	our Quarterly Reports on Form 10-Q filed on May 4, 2017 and August 3, 2017;

•	our Current Reports on Form 8-K filed on May 18, 2017, July 7, 2017 and August 25, 2017; and

•
the description of our common stock contained in our registration statement on Form 8-A dated October 30, 2006, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.

        All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the effectiveness of the registration statement and after the date of this prospectus and prior to the time that all the securities have been issued as described in this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings at no cost by writing or emailing us at the following address and telephone number:

Globalstar, Inc.
300 Holiday Square Blvd,
Covington, Louisiana 70433
investorrelations@globalstar.com

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this Report, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities

        Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business (including our ability to monetize our spectrum rights), our anticipated capital spending, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes (including regulation related to the use of our spectrum), the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of new products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this prospectus regarding matters that are not historical facts, involve predictions. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled "Risk Factors" included in this prospectus and elsewhere or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our subsequent SEC filings. We do not intend, and undertake no obligation, to update any of our forward-looking statements after the date of this prospectus to reflect actual results or future events or circumstances.

        Discussions containing these forward-looking statements may be found, among other places, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC or in any Current Report on Form 8-K. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result of these factors, we cannot assure you that the forward-looking statements in this in this prospectus, any accompanying prospectus supplement or documents incorporated by reference herein and therein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus and any accompanying prospectus supplement. You should read this prospectus, any accompanying prospectus supplement, the registration statement of which this prospectus and any accompanying prospectus supplement is a part and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

        We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as any amendments thereto.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks in the section entitles "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any applicable prospectus supplement of free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	*	*	2.73	*	*	*
*     For these periods, earnings were inadequate to cover fixed charges.
(1) Represents our estimate of the interest component of noncancelable operating lease rental expense.

      The ratios were computed by dividing earnings by fixed charges. For this purpose:

•
The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

•
The term "earnings" is the amount resulting from adding and subtracting the following items. Add the following: (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) the company's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized and (b) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that the Company accounts for using the equity method of accounting.

DESCRIPTION OF DEBT SECURITIES

        The Debt Securities will be either our senior debt securities ("Senior Debt Securities") or our subordinated debt securities ("Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and U.S. Bank, National Association (the "Trustee"). Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together, the Senior Indenture and the Subordinated Indenture are called "Indentures."

        The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

        Unless the Debt Securities are guaranteed by our subsidiaries, the rights of Globalstar and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to the prior claims of the subsidiaries' creditors, except to the extent that we may be a creditor with recognized claims against such subsidiary.

        We have summarized selected provisions of the Indentures we will enter into below. The summary is not complete and is qualified in its entirety by reference to all the provisions of the Indentures and any supplemental indenture to a particular series of Debt Securities. The Indentures will be qualified under the Trust Indenture Act of 1939, as amended. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or with the prospectus supplement under which the Debt Securities are issued, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

        Words and phrases capitalized but not defined under "Description of Debt Securities" have the respective meanings ascribed to them in the Indentures.

General

        The Indentures will provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

        The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under "-Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

        The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

        (1)   the title of the Debt Securities;

        (2)   whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

        (3)   any limit on the aggregate principal amount of the Debt Securities;

        (4)   the dates on which the principal of the Debt Securities will be payable;

        (5)   the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

        (6)   the places where payments on the Debt Securities will be payable;

        (7)   any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

        (8)   any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

        (9)   the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

        (10) whether the Debt Securities are defeasible;

        (11) any addition to or change in the Events of Default;

        (12) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

        (13) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

        (14) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (as it may be supplemented or amended from time to time),

        Debt Securities, including any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof ("Original Issue Discount Securities"), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

        The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our subordinated debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•
the applicability and effect of such provisions upon any payment or distribution with respect to that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•
the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•
the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

        The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

        The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

        The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under "-Legal Defeasance and Covenant Defeasance."

Conversion or Exchange Rights

        The terms, if any, on which a series of Debt Securities may be convertible into or exchangeable for common stock or other securities will be detailed in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of Holders, or at our option, the conversion price and the conversion period, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by Holders of such series of Debt Securities would be subject to adjustment.

Form, Exchange and Transfer

        The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

        At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

        Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

        If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

        Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

        Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

        (1)   the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

        (2)   we determine in our sole discretion that the Debt Securities of any series issued in the form of one or more Global Securities shall no longer be represented by a Global Security or Securities; or
        (3)   other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

        All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

        As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that it represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

        Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Trustees or our respective agents will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

        Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated loan may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

        All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

        Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, any Person, and shall not permit any other Person to consolidate with or merge into us, unless:

        (1)   either: (i) we are the surviving corporation or (ii) the Person formed by or surviving any consolidation, amalgamation or merger or resulting from such conversion (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made, is a corporation, limited liability company or limited partnership organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations under the Debt Securities and under the Indentures pursuant to agreements reasonably satisfactory to the Trustee;

        (2)   immediately before and after giving pro forma effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

        (3)   several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

Events of Default

        Unless otherwise specified in the prospectus supplement, it is anticipated that each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

        (1)   failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

        (2)   failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

        (3)   failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

        (4)   failure to perform or comply with the provisions described under "-Consolidation, Merger and Sale of Assets";

        (5)   failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given to us by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture; and
(6)   certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

        If an Event of Default (other than an Event of Default with respect to Globalstar, Inc. described in clause (6) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Globalstar, Inc. described in clause (6) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see "-Modification and Waiver" below.

        Subject to the provisions in the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

        No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

        (1)   such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

        (2)   the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

        (3)   the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security.

        We will be required to furnish to each Trustee annually, within 150 days after the end of each fiscal year, a certificate by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

        Unless otherwise specified in the prospectus supplement, modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

        (1)   change the Stated Maturity of the principal of, or time for payment of any installment of principal of or interest on, any Debt Security;

        (2)   reduce the principal amount of, or any premium or the rate of interest on, any Debt Security;

        (3)   reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof:

        (4)   change the place or the coin or currency of payment of principal of, or any premium or interest on, any Debt Security;

        (5)   impair the right to institute suit for the enforcement of any payment due on any Debt Security;

        (6)   modify the subordination provisions in the case of Subordinated Debt Securities;

        (7)   reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

        (8)   reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

        (9)   modify such provisions with respect to modification, amendment or waiver, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby.

        The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

        Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

        (1)   the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

        (2)   the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will he deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

        (3)   certain Debt Securities, including those owned by us or any of our other Affiliates, will not be deemed to be Outstanding.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action.

Satisfaction and Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

        (1)   either:

       (a)   all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

        (b)   all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee;

and in either case we have irrevocably deposited with the Trustee as trust funds for such purpose money in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of Debt Securities that have become due and payable) or to the Stated Maturity or redemption date;

        (2)   we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

        (3)   we have delivered an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been complied with.

Legal Defeasance and Covenant Defeasance

        If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have provisions of the Indentures relating to defeasance and discharge of indebtedness, which we call "legal defeasance," relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call "covenant defeasance."

        Legal Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have the provisions relating to legal defeasance applied to any Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

        (1)   we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

        (2)   no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit;

        (3)   such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

        (4)   we must deliver to the Trustee an Officer's Certificate stating that the deposit was not made by us with the intent of preferring the Holders of the Debt Securities over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

        (5)   we must deliver to the Trustee an Officer's Certificate stating that all conditions precedent set forth in (1), (2), (3), (4) or (6), as applicable, have been complied with;

        (6)   in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof: and

        (7)   we have delivered to the Trustee an Opinion of Counsel to the effect that all conditions precedent set forth in (1), (3) or (4) above have been complied with.

        Covenant Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) under "Events of Default" and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will besubject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4), (5), (6) and (7) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would he sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. in such case, we would remain liable for such payments.

Notices

        Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

        We, the Trustees and any of our respective agents may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

        The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation which is incorporated in this prospectus by reference to our Current Report on Form 8-K filed with the SEC on September 29, 2009, and by our bylaws which are incorporated in this prospectus by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

        Until March 17, 2006, we operated as a Delaware limited liability company. As such the rights of our members were governed by the Delaware Limited Liability Company Act and the provisions of our limited liability company agreement which reflected various negotiations and agreements among Thermo, the creditors of Old Globalstar and others. The limited liability company agreement expressly permitted our conversion into a Delaware corporation provided that various provisions of the limited liability company agreement, including those dealing with election of directors, voting rights, preemptive rights and "tag along" rights, were incorporated into our certificate of incorporation. On March 17, 2006, we converted into a Delaware corporation. Our certificate of incorporation initially authorized the issuance of three series of common stock consisting of 300 million shares of Series A common stock, 20 million shares of Series B common stock and 480 million shares of Series C common stock. Each series of common stock had equivalent dividend and liquidation rights, but differing voting rights with respect to the election of directors, amendments to the certificate of incorporation and approval of certain transactions. Thermo held all of the Series C common stock, which entitled it to elect a majority of our directors. As required by our limited liability company agreement, our certificate of incorporation also restricted transfer of our common stock without approval of our board, granted all stockholders who were accredited investors pre-emptive rights to purchase shares of common stock if we issued additional shares of common stock, subject to certain exceptions, and entitled minority stockholders to participate in certain sales of a majority interest in our stock. The certificate also required that our stock be registered under the Exchange Act by October 13, 2006, which date subsequently was extended until December 31, 2006.

Amendment and Restatement of Certificate of Incorporation and Bylaws

        In October 2006, our stockholders adopted an amended and restated certificate of incorporation and amended and restated bylaws which became effective on October 25, 2006. Pursuant to our amended and restated certificate of incorporation:

•	all shares of our common stock of each series were combined into one series of common stock;

•	each outstanding share of common stock of each series was converted automatically into one share of common stock;

•	all special voting rights pertaining to any series of common stock as described above were abolished;

•
pre-emptive rights and other special provisions described above terminated, except for the rights under the pre-emptive rights offering to stockholders as of June 15, 2006 in connection with the irrevocable standby stock purchase agreement with Thermo Funding; and

•	in addition to 800 million shares of common stock, we became authorized to issue up to 100 million shares of preferred stock of one or more classes or series, as described below.

        Additionally, immediately after the filing of our amended and restated certificate of incorporation, a stock dividend affecting the six-for-one split of our common stock, which had been pre-approved by our board of directors, became effective.

        Our certificate of incorporation was subsequently amended to permit us to issue, in addition to the preferred stock, up to 1.5 billion shares of voting common stock and 400 million shares of non-voting common stock.

        The following summary of the material terms and provisions of our capital stock is qualified in its entirety by reference to the forms of our amended and restated certificate of incorporation and bylaws, copies of which may be obtained upon request. See "Where You Can Find Additional Information."

Common Stock

        General.    We are authorized to issue 1.5 billion shares of voting common stock and 400 million shares of non-voting common stock, each par value $0.0001 per share. All outstanding shares of common stock are, and all shares of common stock to be issued upon exercise of any warrants offered hereby will be, fully-paid and nonassessable. As of October 3, 2017, we had 187 stockholders of record.

        Dividends.    Subject to preferences that may be granted to holders of any preferred stock and restrictions under our credit agreement, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

        Voting Rights.    Each share of voting common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority or, in the case of the election of directors, by a plurality, of the votes present in person or by proxy and entitled to vote.

        The non-voting common stock has identical rights and privileges, including dividend and liquidation rights, as the common stock, except that holders of non-voting common stock are not entitled to vote on most actions, including the election or removal of directors, other than certain extraordinary transactions as required by Delaware law. Holders of non-voting common stock will have the right to convert their shares into voting common stock:

          (i)  at the discretion of any holder; provided, however, that if the holder is Thermo Holding Company or its affiliates, conversion will not be permitted if it would cause Thermo to own directly or indirectly voting stock in the election of directors representing 70% or more of the total voting power of Globalstar's outstanding stock having power to vote in the election of directors,

         (ii)  upon the transfer (or, in the case of a transfer pursuant to a registration statement filed with the SEC of Rule 144 under the Securities Act of 1933, as amended, the proposed transfer) of such shares of non-voting common stock by the holder thereof to any transferee other than Thermo,

        (iii)  upon our merger with or consolidation into any other corporation (except a subsidiary of Globalstar or Thermo) or

        (iv)  upon the sale of all or substantially all of Globalstar's assets.

        Preemptive Rights.    Holders of common stock do not have preemptive rights with respect to the issuance and sale by the company of additional shares of common stock or other equity securities of the company.

        Liquidation Rights.    Upon dissolution, liquidation or winding-up, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.

Preferred Stock

        Our board of directors has the authority, without further action of our stockholders, to issue up to 100 million shares of preferred stock, par value $0.0001 per share, in one or more series, to determine the number of shares constituting and the designation of each series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences.

        There are no restrictions on the repurchase or redemption of preferred stock by the Company in the event of any arrearage in the payment of dividends or sinking fund installments.

        The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control.

        No shares of our preferred stock are outstanding. We have no current plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and of Delaware General Corporation Law

        The provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in the control or management of the Company.

Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws provide that:

•
until such time as Thermo collectively ceases to own a majority in voting power of our outstanding capital stock entitled to vote in the election of directors, any action that is required to be or that may be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted; if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•
if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of holders of 66 2 / 3 % of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our amended and restated certificate of incorporation or bylaws;

•	our board of directors is expressly authorized to make, alter or repeal our bylaws;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

•
our board of directors are divided into three classes of service with staggered three-year terms, meaning that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•
if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, directors may only be removed for cause by the holders of 66 2 / 3 % of the shares then entitled to vote in the election of directors; and

•
we will indemnify directors and certain officers against losses they may incur in connection with investigations and legal proceedings resulting from their service to us, which may include services in connection with takeover defense measures.

        The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an "interested stockholder" for three years after the person becomes an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2 / 3 % of the outstanding voting stock which is not owned by the interested stockholder.

        Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person. Thermo is not an "interested stockholder" because it acquired more than 15% of our outstanding stock prior to the completion of our initial public offering.

        For purposes of Section 203, the term "business combinations" includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder's proportionate share ownership of our company.

        Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Dissenters' Rights of Appraisal and Payment

        Under the Delaware General Corporation Law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the Delaware General Corporation Law, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Limitation of Liability of Directors

        Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director's duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for any transaction from which the director derived an improper personal benefit.

Listing

        Our common stock is listed on the NYSE American under the trading symbol "GSAT."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities, Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.
You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

        (1)   the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

        (2)   the date on which the right to exercise the warrants commences and the date on which such right expires (the "Expiration Date");

        (3)   United States federal income tax consequences applicable to the warrants;

        (4)   the amount of the warrants outstanding as of the most recent practicable date; and

        (5)   any other terms of the warrants.

        Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

        Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

        We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        There is currently no market for any of the securities, other than the shares of common stock listed on the NYSE American. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could he discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for listing the Debt Securities on any securities exchange or any automated quotation system; any such listing with respect to any particular Debt Securities will be described in the applicable prospectus supplement.

        Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them or their controlling persons against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

        At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of and the respective amounts underwritten by any underwriters, dealers or agents, nature of the underwriters' obligation to purchase the securities, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The nature and amount of discounts and commissions to underwriters for each security and in total will be provided in tabular format.

        Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE American, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

        Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

        If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer shall be fair and reasonable.

LEGAL MATTERS

        Our legal counsel, Taft Stettinius & Hollister LLP, Cincinnati, Ohio, will pass upon certain legal matters in connection with certain of the offered securities.

EXPERTS

        Crowe Horwath LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in reliance on Crowe Horwath LLP's reports, given on their authority as experts in accounting and auditing.

GLOBALSTAR, INC.
171,428,571 Shares of Voting Common Stock

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PROSPECTUS SUPPLEMENT
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Sole Book-Running Manager
Cantor
December 19, 2018